UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended

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FIRST COMMUNITY BANKSHARES, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

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NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

April 27, 2021, at 2:00 p.m. Eastern Daylight Time

March 16, 2021

To First Community Bankshares, Inc. Shareholders:

First Community Bankshares, Inc.’s Annual Meeting of Shareholders will be held at 2:00 p.m. Eastern Daylight Time on Tuesday, April 27, 2021. Due to the ongoing global health pandemic resulting from the coronavirus outbreak (COVID-19), and out of concerns for the health and well-being of our employees and shareholders, the Annual Meeting will be held in a virtual meeting format only, via live webcast. You will not be able to attend the Annual Meeting in person.

At the Annual Meeting shareholders will:

•	Vote on the election of three (3) directors to serve as members of the Board of Directors, Class of 2024;

•	Vote on a non-binding, advisory basis to approve the compensation of the Corporation’s named executive officers;

•	Vote on ratification of the selection of the independent registered public accounting firm for 2021; and

•	Vote on a Shareholder Proposal submitted by the New York State Common Retirement Fund regarding Board diversity, if properly presented; and

•	Transact other business that may properly come before the meeting.

Shareholders of record at the close of business on March 2, 2021, will be entitled to vote at the Annual Meeting and any adjournments.

Because the Annual meeting is virtual and being conducted via live webcast, shareholders will not be able to attend the Annual Meeting in person. However, you will be able to attend and participate in the Annual Meeting, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.virtualshareholdermeeting.com/FCBC2021. To participate in the Annual Meeting you must enter the control number found on your Notice Regarding the Availability of Proxy Materials, Proxy Card, or Voter Instruction Form. It is important to note that shareholders have the same rights and opportunities by participating in a virtual meeting as they would if attending an in-person meeting. Details regarding how to participate in the meeting online and the business to be conducted at the Annual Meeting are more fully described in this proxy statement.

You may vote during the Annual Meeting by following the instructions available on the Annual Meeting website. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in the proxy materials.

/s/Sarah W. Harmon
Sarah W. Harmon
Secretary

IMPORTANT NOTICE

REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

April 27, 2021

The proxy materials for this Annual Meeting of Shareholders of First Community Bankshares, Inc., consisting of the proxy statement, annual report, and proxy card are available over the Internet at www.firstcommunitybank.com under Investor Relations.

You will be able to attend the Annual Meeting online and submit your questions in advance and during the meeting by visiting www.virtualshareholdermeeting.com/FCBC2021. You will also be able to vote your shares online by attending the Annual Meeting by webcast. It is important to note that shareholders have the same rights and opportunities by participating in a virtual meeting as they would if attending an in-person meeting. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder or record to be able to vote online at the Meeting. Information regarding how to obtain a proxy from the holder of record and how to submit it to Broadridge to vote at the Annual Meeting is set forth on page 2 of this proxy statement under the heading “How to Register to Attend the Annual Meeting Virtually.”

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO FIRST COMMUNITY BANKSHARES, INC. YOU MAY VOTE BY THE FOLLOWING METHODS:

1.	By telephone: (800) 690-6903 until 11:59 p.m. Eastern Daylight Time on April 26, 2021;

2.	On the Internet at http://www.proxyvote.com until 11:59 p.m. Eastern Daylight Time on April 26, 2021; or

3.	Complete, sign and return the enclosed proxy card as promptly as possible whether or not you plan to attend the Annual Meeting. An addressed return envelope is enclosed for your convenience.

FIRST COMMUNITY BANKSHARES, INC. ENCOURAGES SHAREHOLDERS TO SUBMIT THEIR PROXIES IN ADVANCE OF THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

First Community Bankshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605-0989

March 16, 2021

Dear Shareholder,

You are invited to attend the 2021 Annual Meeting of Shareholders of First Community Bankshares, Inc. (the “Corporation”) to be held on Tuesday, April 27, 2021, at 2:00 p.m. Eastern Daylight Time which will be held virtually at www.virtualshareholdermeeting.com/FCBC2021. Due to the continuing public health impact of the coronavirus pandemic (COVID-19), legal restrictions on gatherings and business operations including those contained in Virginia’s Executive Order Number Seventy –Two and Order of Public Health Emergency Nine, and to support the health and well-being of our employees, shareholders, and our community, this year’s Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted solely via live webcast.

Because the Annual Meeting is virtual and being conducted via live webcast, shareholders will not be able to attend the Annual Meeting in person. However, you will be able to attend and participate in the Annual Meeting online and submit your questions prior to and during the meeting by visiting www.virtualshareholdermeeting.com/FCBC2021. It is important to note that shareholders have the same rights and opportunities by participating in a virtual meeting as they would if attending an in-person meeting. Details regarding how to participate in the meeting online and the business to be conducted at the Annual Meeting are more fully described in this proxy statement. Information regarding how to obtain a proxy from the holder of record and how to submit it to Broadridge to vote at the Annual Meeting is set forth on page 2 of this proxy statement under the heading “How to Register to Attend the Annual Meeting Virtually.”

The Annual Meeting will begin with brief comments on the Corporation’s operations. This will be followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and discussion of other business matters properly brought before the meeting.

Whether or not you plan to attend, please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, on the Internet, or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Very truly yours,

/s/ William P. Stafford, II
William P. Stafford, II
Chairman of the Board

PROXY STATEMENT

First Community Bankshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605

The Board of Directors of First Community Bankshares, Inc. (the “Corporation”) solicits the enclosed proxy for use at the Annual Meeting of Shareholders of the Corporation (the “Annual Meeting”), which will be held on Tuesday, April 27, 2021, at 2:00 p.m. Eastern Daylight Time. Due to the global health pandemic resulting from the coronavirus outbreak (COVID-19), legal restrictions on gatherings and business operations including those contained in Virginia’s Executive Order Number Seventy –Two and Order of Public Health Emergency Nine, and out of concerns for the health and well-being of our employees and shareholders, the Annual Meeting will be held in a virtual format only, via live webcast. You will not be able to attend the Annual Meeting in person.

The expenses of solicitation of proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy statement, proxy card, and return envelopes; the handling and tabulation of proxies received; charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners; and expenses associated with the virtual hosting of the Annual Meeting, will be paid by the Corporation. In addition to mailing of proxy materials, solicitation may be made in person, by telephone or by other means by officers, directors or employees of the Corporation.

This proxy statement and the proxies solicited hereby are being first sent or delivered to shareholders of the Corporation on or about March 16, 2021.

Voting

Shares of common stock (par value $1.00 per share) (“Common Stock”) represented by proxies in the accompanying form, which are properly executed and returned to the Corporation, will be voted at the Annual Meeting in accordance with the shareholder’s instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the three (3) directors nominated by the Board of Directors and named in this proxy statement; FOR approval, on a non-binding, advisory basis, of the Corporation’s executive compensation; and FOR ratification of Dixon Hughes Goodman LLP as the Corporation’s independent registered public accounting firm. Proxies returned without voting instructions will not be voted on the New York State Common Retirement Fund proposal.

Any shareholder may revoke their proxy at any time before it is voted. A proxy may be revoked at any time prior to its exercise by the filing of written notice of revocation with the Secretary of the Corporation, by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting virtually and voting electronically. If your shares of the Corporation’s Common Stock are held for you in a brokerage, bank, or other institutional account, you must obtain a proxy, executed in your favor, from the holder or record to be able to vote online at the Meeting. Information regarding how to obtain a proxy from the holder of record and how to submit it to Broadridge to vote at the Annual Meeting is set forth below under the heading “How to Register to Attend the Annual Meeting Virtually.”

The Board of Directors has fixed March 2, 2021, as the record date for shareholders entitled to notice of the Annual Meeting. Shares of Common Stock outstanding on the record date are entitled to be voted at the Annual Meeting, and the holders of record on the record date will have one vote for each share so held in the matters to be voted upon by the shareholders. Treasury shares are not voted. As of the close of business on March 2, 2021, the outstanding shares of the Corporation consisted of 17,641,124 shares of Common Stock.

The presence in person or by proxy of a majority of the shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast at a shareholders’ meeting with a quorum present. The three (3) persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting for the class of 2024 will be elected directors of the Corporation. Because this is an uncontested election, if a nominee for director does not receive a greater number of votes “for” their election than votes “withheld” from their election, the director shall promptly tender their resignation to the Board of Directors. The Board’s Governance and Nominating Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The advisory approval of the Corporation’s executive compensation program and the ratification of the independent registered public accounting firm each require that the number of votes cast in favor of the proposal exceed the number of votes cast against. If a quorum is present, approval of the New York Common Retirement Fund proposal requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Except as stated above regarding the presence of a quorum, abstentions and broker non-votes will have no effect on any of the proposals set forth in this proxy statement.

If the shares you own are held in “street name” (that is, through a brokerage firm, bank, or other nominee) you may vote your shares by following the instructions provided by the nominee. As the record holder of your shares, your nominee is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions provided to you by your nominee, many of which offer the option of voting online or by telephone. Under the current rules of the NASDAQ Stock Market LLC or NASDAQ, if you do not give instructions to your nominee, it will only be able to vote your shares for the ratification of the independent registered public accounting firm and it will be prohibited from voting your shares on the remaining matters brought before the meeting.

Information about the Virtual Annual Meeting

How to Attend the Virtual Meeting

The 2021 Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast on the internet. No physical meeting will be held. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/FCBC2021. You will also be able to vote your shares online by attending the Annual Meeting by webcast.

To login to the virtual Annual Meeting please go to www.virtualshareholdermeeting.com/FCBC2021. You will be required to have a control number to participate in the Annual Meeting. The 16-digit control number can be found on your Notice Regarding the Availability of Proxy Materials, Proxy Card, or Voter Instruction Form included with this proxy statement.

The online meeting will begin promptly at 2:00 p.m. on April 27, 2021, EDT. We encourage you to access the meeting prior to the start of the meeting to leave ample time for the check-in process. Please follow the registration instructions as outlined below.

How to Register to Attend the Annual Meeting Virtually

If you are a registered shareholder you do not need to register to attend the Annual Meeting virtually on the internet. Please follow the instructions on the enclosed proxy card.

For those investors whose shares are held by a broker, bank or other nominee, you must obtain the 16-digit control number from your broker, bank or nominee in order to instruct your broker, bank or nominee.

How to Submit Questions During the Virtual Meeting

Shareholders as of the record date who attend the virtual Annual Meeting using their control number (as described above) will have the opportunity to submit questions during the meeting. You may submit questions beginning on April 12, 2021 or during the Annual Meeting by going to the virtual meeting site at www.virtualshareholdermeeting.com/FCBC2021 and entering your control number. Once logged in, questions may be submitted through a field in the web portal. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. If a question is submitted about one of the matters in the agenda to be voted on by the shareholders at the Annual Meeting, the question must be submitted at or before the time such matter is before the Annual Meeting for consideration.

The meeting is not to be used as a forum to present personal matters, or general economic, political or other views that are not directly related to the business of the Company and the matters properly before the meeting, and therefore questions on such matters will not be answered. If there are any matters of individual concern to a shareholder and not of general concern to all shareholders, such matters may be raised separately after the Annual Meeting by contacting Investor Relations at investorrelations@fcbinc.com.

To allow the Company to answer as many proper and relevant questions from as many shareholders as possible, we will limit each shareholder to one question. It will help us if questions are succinct and cover only one topic per question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized, and answered together. The Company does not intend to address any questions that are:

●	irrelevant to the business of the Company or to the business of the Annual Meeting;

●	related to or may take into account material, non-public information of the Company;

●	related to personal grievances;

●	derogatory references to individuals or that are otherwise in bad taste;

●	substantially repetitious of previous questions or statements already made by another shareholder;

●	in furtherance of the shareholder's personal or business interests; or

●	out of order, inconsistent with these Rules, or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.

All questions will be reviewed by the Chairman. If properly raised, the Chairman will read aloud the question and respond to the question or direct appropriate officers of the Company to respond to the question. If a question violates the rules of conduct for asking questions, as described above, it will not be summarized or answered.

Technical Assistance During the Virtual Meeting

In the event technical issues delay or disrupt the Company's ability to convene the meeting for longer than thirty minutes, the Company will make an announcement on its investor relations website regarding a date and time for reconvening the annual meeting. In the event of disorder, technical malfunction or other significant problem that disrupts the Annual Meeting, the Chair may adjourn, recess or expedite the Annual Meeting, or take such other action as the Chair determines is appropriate in light of the circumstances.

If you have difficulty accessing the virtual Annual Meeting, please call (844) 986-0822. Technicians will be available to assist you.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is currently comprised of seven (7) directors, including five (5) non-management directors, divided into three (3) classes with staggered terms: the class of 2021, consisting of three (3) directors; the class of 2022, consisting of two (2) directors; and the class of 2023, consisting of two (2) directors. Accordingly, three (3) directors will be elected to the class of 2024, and will serve until the 2024 Annual Meeting. The three (3) directors from the class of 2021 are each nominated for re-election into the class of 2024.

At the 2019 Annual Meeting, shareholders considered a shareholder proposal requesting that the Board initiate a process to amend the Corporation’s articles of incorporation or bylaws to provide that directors be elected by the affirmative vote of the majority of votes cast in uncontested elections. This non-binding, advisory proposal was supported by a majority of shareholders. In response to shareholder sentiment, the Board of Directors has adopted the following policy:

It is the policy of the Board that if a nominee for director in an uncontested election does not receive a greater number of votes “for” their election than votes “withheld” from their election, at any meeting for the election of directors at which a quorum is present, the director shall promptly tender their resignation to the Board of Directors. The Board's Governance and Nominating Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Governance and Nominating Committee's recommendation, within ninety (90) days following certification of the election results. The Governance and Nominating Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including whether or not the withheld votes are a result of shareholders’ concerns about the director individually or stem from a statement about a broader issue relating to the governance of the corporation or otherwise. The director who tenders their resignation shall not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board of Directors with respect to their resignation. If such incumbent director's resignation is not accepted by the Board of Directors, such director shall continue to serve until the expiration of their term, or until their earlier resignation or removal. If a director's resignation is accepted by the Board of Directors, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of the By-laws. Following the Board’s determination, the Company shall disclose its decision in a document filed or furnished with the Securities and Exchange Commission.

This policy is applicable to the election of directors at the 2021 Annual Meeting and all subsequent meetings to elect directors.

In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for an alternate nominee designated by the present Board of Directors to fill the vacancy. Unless contrary instructions are given by a shareholder who signs and returns a proxy, in the event more than three (3) persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below, or for any alternates nominated by the Board. All nominees named herein have consented to be named and to serve as directors if elected.

No director or executive officer of the Corporation is closely related to any other director or executive officer of the Corporation by blood, marriage, or adoption.

The table set forth below describes each director and nominee, including their age; the applicable director class, which is based upon the year in which their term of service expires; and title. A biography describing each director’s and each nominee’s qualifications and business background is set forth below the table. The Corporation does not know of any reason why any nominee would be unable to serve as a director.

Members of the Corporation’s Board of Directors are expected to have the appropriate skills and characteristics necessary to function in the Corporation’s current operating environment and contribute to its future direction and strategies. These include legal, financial, management and other relevant skills. In addition, the Corporation looks to achieve a diversified Board, including members with varying experience, age, perspective, residence, background, race, gender, and other demographic characteristics. All members of the Corporation’s Board of Directors serve as directors for the Board of the Corporation’s banking subsidiary.

Name and Title	Age	Director of Corporation Since	Class of Directors
C. William Davis, Director Nominee	73	2015	2021
Samuel L. Elmore, Director	74	2013	2022
Richard S. Johnson, Director	71	2008	2022
Gary R. Mills, President and Director	53	2016	2023
Harriet B. Price, Director Nominee	58	2021	2021
M. Adam Sarver, Director	44	2015	2023
William P. Stafford, II, Chief Executive Officer and Director Nominee (Chairman)	57	1994	2021

DIRECTOR NOMINEES FOR THE CLASS OF 2024

C. William Davis, Attorney, Richardson & Davis, PLLC, Bluefield, West Virginia.

Mr. Davis was appointed to serve on the Board on August 25, 2015. Mr. Davis graduated from the Virginia Military Institute in 1970, with a Bachelor of Science degree in Civil Engineering and from Washington & Lee University School of Law in 1973, with a Juris Doctor degree. Mr. Davis is a member of Richardson & Davis, PLLC and practices law, primarily in the areas of civil litigation, commercial transactions, trusts and estates, and banking. Mr. Davis has served as a Director of the Corporation since 2015, of the Corporation’s banking subsidiary since 1990, and of a predecessor bank from 1987 to 1990. Mr. Davis has served as a Director for a variety of business and professional organizations in the region, including Bluefield Supply Company, Flat Top Insurance Agency, the Defense Trial Counsel of West Virginia, Inc., and the West Virginia State Bar Board of Governors.

Mr. Davis’ relevant experience qualifying him for service as a director includes: a broad range of business, legal, banking, and regulatory related issues encountered in the practice of law; extensive civic and community service; and more than thirty-five (35) years of board service in the banking industry.

Harriet B. Price, Chief Financial Officer, Price-Williams Realty, Inc., Radford, Virginia.

Ms. Price was appointed to serve on the Board effective January 1, 2021. Ms. Price received a Bachelor of Science degree in Accounting from Virginia Polytechnic Institute and State University. She is a certified public accountant and active in the executive management of Price-Williams Realty, Inc.

Ms. Price takes pride in serving her community through her mentoring of students in accounting at Virginia Tech and Radford University over the past twenty-five years, previously serving on the City of Radford Executive Chamber Board, and volunteering in Radford City Schools.

Ms. Price’s relevant experience qualifying her for service as a director includes: more than twenty-five (25) years’ experience in business management and accounting and extensive civic and community service.

William P. Stafford, II, Chief Executive Officer, First Community Bankshares, Inc., Bluefield, Virginia and Attorney, Brewster, Morhous, Cameron, Caruth, Moore, Kersey & Stafford, PLLC, Bluefield, West Virginia.

Mr. Stafford is a graduate of Virginia Polytechnic Institute and State University, Blacksburg, Virginia, and holds a Bachelor of Science degree in Mechanical Engineering. He also holds a Juris Doctor degree, cum laude, from Washington & Lee University School of Law, Lexington, Virginia. Mr. Stafford has served as Chief Executive Officer of the Corporation since his appointment by the Board in August 2013. Mr. Stafford is a member of Brewster, Morhous, PLLC, and practices law on a limited basis primarily in the areas of commercial transactions, banking, creditor’s rights, and creditor bankruptcy. He currently serves as Chairman of the Board of the Corporation and Chairman of the Board of the Corporation’s banking subsidiary. Mr. Stafford serves as Director and Corporate Secretary of the H. P. and Anne S. Hunnicutt Foundation, Inc., Princeton Machinery Service, Inc., and Melrose Enterprises, Ltd. He is a member of Stafford Farms, LLC, Vermillion Development, LLC, and Walnut Hill, LLC, which include real estate and agricultural holdings. Mr. Stafford is a partner in Legal Realty, A Partnership. Mr. Stafford previously served as a member of the West Virginia Infrastructure and Jobs Development Council and as a council member and Mayor of the City of Princeton, West Virginia. Mr. Stafford has served, and continues to serve, on numerous civic and community service boards and commissions.

Mr. Stafford’s relevant experience qualifying him for service as a director includes: a broad range of regulatory, business, legal and banking related issues encountered in the practice of law; extensive state and municipal government service; extensive civic and community service; and service as a member of the Board of Directors of the Corporation since 1994.

The Board of Directors unanimously recommends a vote FOR the nominees set forth above.

INCUMBENT DIRECTORS

Samuel L. Elmore, Former Executive Vice President and Chief Credit Officer, First Community Bank, Beckley, West Virginia.

Mr. Elmore received a Bachelor of Science degree in Business Management and Marketing in 1970 from the University of Charleston. Prior to joining First Community Bank, Mr. Elmore served as President, Citizens Southern Bank, Beckley, West Virginia; President and Chief Executive Officer, Charleston National Bank, Charleston, West Virginia; Vice President, Key Centurion Bancshares, Huntington, West Virginia; and President and Chief Operations Officer, Beckley National Bank, Beckley, West Virginia. Mr. Elmore also served in the United States Army from 1964 to 1967. Mr. Elmore currently serves on the Board of First Community Bank and has previously served on the Boards of The United Way of Beckley, Beckley Area Foundation, Raleigh General Hospital, Raleigh County Community Action, Pinecrest Development Corporation, Raleigh County Commission on Aging, and the Virginia’s Automated Clearing House Association.

Mr. Elmore’s relevant experience qualifying him for service as a director includes: more than forty (40) years of experience in the community banking industry, including service as an auditor, Chief Operations Officer, Chief Financial Officer, and Chief Credit Officer; prior experience with acquisitions and mergers; and a variety of offices held with increasing management responsibilities during his banking career.

Richard S. Johnson, Chairman, President and Chief Executive Officer, The Wilton Companies, Richmond, Virginia.

Mr. Johnson earned a Bachelor of Science in Business Administration degree from the University of Richmond, Richmond, Virginia in 1973, with concentrations in Economics and Finance, and graduated with a Master of Science degree from Virginia Commonwealth University, Richmond, Virginia in 1977, with a concentration in Real Estate and Urban Land Development.  Mr. Johnson has been the President and Chief Executive Officer of The Wilton Companies, a real estate investment, development, brokerage and management group of companies, since 2002. He assumed the role of Chairman of The Wilton Companies in 2010.  Prior to joining The Wilton Companies, Mr. Johnson served as President of Southern Financial Corp. of Virginia from 1985 to 2002 and Chairman of the Board of Southern Title Insurance Corporation from 1980 to 1985.  Mr. Johnson currently serves as a Director of First Community Bank and The Wilton Companies. Mr. Johnson also serves as the Assistant Treasurer and Director Emeritus of Ducks Unlimited, Inc.; an Emeritus Trustee of the Board of Trustees for the University of Richmond; a Director of the American Civil War Museum, also serving on the Executive Committee and as Chair of the Capital Projects Committee; and as Trustee of the Omicron Delta Kappa Society and Educational Foundation, also serving on the Finance Committee and as Chair of the Investment Committee. He has previously served as a director of the State Fair of Virginia, the Children’s Museum of Richmond, Ducks Unlimited Canada, Landmark Apartment Trust of America, and the City of Richmond Economic Development Authority, where he previously held the seat of Chairman.

Mr. Johnson’s relevant experience qualifying him for service as a director includes background in: long-range planning, various aspects of mortgage underwriting, marketing, and mortgage portfolio servicing; previously chairing the Economic Development Authority of the City of Richmond, Virginia; past service as a director and Finance Committee member of Ducks Unlimited, Inc. and Ducks Unlimited Canada; having served in various state and national offices with Ducks Unlimited, Inc., including Assistant Treasurer and member of the Finance and Audit Subcommittee; and previous service as a director and Audit Committee member of the Apartment Trust of America.

Gary R. Mills, President, First Community Bankshares, Inc. and Chief Executive Officer and President, First Community Bank, Bluefield, Virginia.

Mr. Mills has served as President of the Corporation since August 31, 2013 and currently serves as Chief Executive Officer and President of First Community Bank. Mr. Mills has been employed by the Corporation and/or one of its subsidiaries since 1998. Mr. Mills served as Market President of the Princeton Division of First Community Bank from 1998 until 2005; Senior Vice President of Credit Administration from 2005 to 2006; and most recently as Chief Credit Officer from 2007 until his appointment as Chief Executive Officer. Mr. Mills is a Certified Public Accountant and holds a Bachelor of Science degree in Business Administration with a concentration in Accounting from Concord College (now University).

Mr. Mills’ relevant experience qualifying him for service as a director includes thirty (30) years of experience in the financial services industry; extensive civic and community involvement; and seven (7) years of board service for the Corporation’s banking subsidiary.

M. Adam Sarver, Real Estate Developer and Businessman, Princeton, West Virginia.

Mr. Sarver was appointed to serve on the Board on August 25, 2015. Mr. Sarver received his Bachelor of Science Degree in Communication Studies in 2000 from West Virginia University. Mr. Sarver has served on the Board of Directors of the Corporation’s banking subsidiary since 2014. He owns and manages several businesses in Southern West Virginia including Main Street Builders, LLC; Eastern Door & Glass, LLC; Longview Properties, LLC; and Clover Leaf Properties, LLC, which are focused on real estate development coupled with residential and commercial construction and development. Mr. Sarver currently serves as a Director for a variety of businesses, civic and charitable organizations in the region, including the Princeton Salvation Army Advisory Board (past Chairman) and the First United Methodist Church. He was previously a Director for the Princeton – Mercer County Chamber of Commerce.

Mr. Sarver’s relevant experience qualifying him for service as a director includes a broad range of business, financial, and related experience associated with operating multiple business interests and extensive civic and community service on a variety of boards.

Changes to Composition of the Board of Directors in 2021

On October 27, 2020, at a regular meeting of its Board of Directors, by resolution as authorized in the bylaws, the size of the Board was increased from six (6) members to seven (7) members and the Board of Directors appointed Harriet B. Price to fill the vacancy created by that action. This appointment was, in part, a result of the Governance and Nominating Committee’s search for candidates with diverse backgrounds willing to serve on the Board of Directors. Ms. Price is highly qualified and brings a diverse and expansive mix of insight and expertise in commercial real estate, accounting, and local market knowledge to the Board. The appointment was effective January 1, 2021.

Director Qualifications and Experience

The Governance and Nominating Committee (the “GNC”) is committed to presenting for shareholder consideration a slate of nominees who, taken together with current Directors, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a board and as liaisons to the customers and communities the Corporation serves. The GNC regularly reviews the composition of the Board of Directors in light of the Corporation’s evolving needs, its assessment of the Board’s performance, and the input of shareholders. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the GNC considers a number of criteria, including but not limited to the candidate’s integrity, business acumen, age, experience, education, involvement in the communities served by the Corporation, relationships and familiarity with the Corporation’s customers, commitment to the Corporation, diligence, geographic representation, conflicts of interest, strong professional reputation and record of achievement, constructive and collegial personal attributes, significant investment in or experience with the Corporation, the ability and commitment to devote sufficient time and energy to Board service, and the ability to act in the interests of all shareholders, rather than focusing on representation of a particular group, issue or interest. Additionally, the GNC must ensure that the composition of the Board and its committees satisfies SEC, NASDAQ, and banking regulatory standards, including those related to director independence. Further examples of individual qualifications and experience considered by the GNC include the candidate’s professional standing in their chosen field and in the communities served by the Corporation, expertise in the financial services industry, civic and community involvement in the communities served by the Corporation, leadership skills, and intelligence. The GNC also strives to accomplish broad geographic representation from the communities and markets the Corporation serves and seeks candidates who can help ensure the Board remains knowledgeable and intimately involved in the banking affairs of those customers and communities. The GNC also seeks candidates with a representative mix of skills in finance, technology, marketing, community and business affairs, human resources, and governance.

Diversity of Director Nominees

The Corporation does not have a separate written policy regarding how diversity is to be considered in the director nomination process; however, the GNC seeks to ensure that there is diversity of thought among directors. Having diversity of thought results in more thorough analysis of each issue and better decisions, which in the long-term results in greater shareholder value. The GNC believes that diversity of thought stems from many factors, including professional experience, life experience, socio-economic background, gender, race, religion, nationality, skill set, and geographic representation. The Committee does not assign specific weights to particular factors, and no particular factor is necessarily applicable to all prospective nominees. The Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The diversity of the Board is evaluated on a continuing basis by assessing whether varying viewpoints are routinely presented, evaluating the individual performance and contributions of each Director, and ensuring that varying perspectives are presented on key issues.

Recommendations for Director Candidates

The GNC’s practice is to consider all shareholder recommendations for director candidates which are received prior to February 15th each year. Any such recommendations should be sent to the GNC, c/o Secretary of First Community Bankshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989. The Corporation believes that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. The Committee also considers candidates recommended by current directors, officers, employees, and others. The Committee evaluates all nominees for director in the same manner and typically bases its initial review on any written materials submitted with respect to the candidate.

NON-DIRECTOR NAMED EXECUTIVE OFFICERS

Named executive officers who are not directors of the Corporation, including their title, age, and year they became an officer of the Corporation, are set forth in the chart below, which is followed by a brief biography describing each named executive officer’s business experience.

Name and Title	Age	Executive of the Corporation Since
Jason R. Belcher, Chief Operating Officer of Corporation and Senior Vice President and Chief Operating Officer of First Community Bank	44	2016
David D. Brown, Chief Financial Officer of Corporation and Chief Financial Officer of First Community Bank	46	2006
Sarah W. Harmon, General Counsel and Secretary of Corporation and Senior Vice President, General Counsel, and Secretary of First Community Bank	39	2018

E. Stephen Lilly, former Chief Operating Officer, retired in March 2020, after a long and highly successful career with the Corporation. We are grateful to Mr. Lilly for his guidance, expertise, and dedicated service to the Corporation and we thank him for his commitment of personal time and talent to the benefit of the Corporation and its shareholders.

Jason R. Belcher, Chief Operating Officer of the Corporation and Senior Vice President and Chief Operating Officer of First Community Bank.

Mr. Belcher has served as an officer of First Community Bank since March 2, 2015, having previously served as Chief Risk Officer and Chief Administrative Officer. Mr. Belcher assumed the role of Chief Operating Officer of the Corporation on January 1, 2020 pursuant to the retirement of E. Stephen Lilly. He has been employed by the Corporation’s banking subsidiary since 2005, in various roles including Market President, Finance and Tax Director, and Treasurer. Mr. Belcher, a Certified Public Accountant, earned his Bachelor of Science Degree in Business Administration from West Virginia University in 1999 and a Master of Accounting and Information Systems Degree from Virginia Polytechnic Institute and State University in 2006.

David D. Brown, Chief Financial Officer of the Corporation and Chief Financial Officer of First Community Bank.

Mr. Brown has been Chief Financial Officer of the Corporation and First Community Bank since May 2006, and has been employed by the Corporation and/or one of its subsidiaries since 2005. Prior to joining the Corporation, Mr. Brown served in various positions including Corporate Auditor of United Bankshares, Inc. from 1999 to 2005. From 1997 to 1999, Mr. Brown practiced in the field of public accounting, concentrating his work on tax, accounting, and auditing across a variety of industries. Mr. Brown is a Certified Public Accountant and holds Master of Public Accountancy and Bachelor of Science degrees from West Virginia University.

Sarah W. Harmon, General Counsel and Secretary of the Corporation and Senior Vice President, General Counsel, and Secretary of First Community Bank.

Ms. Harmon has been employed by the Corporation’s banking subsidiary since 2013. She has served as Senior Vice President and General Counsel of the bank, and Secretary of the Corporation and bank, since 2018. She was named General Counsel of the Corporation in 2020. In addition to her traditional General Counsel duties, Ms. Harmon performs many of the functions previously associated with the Chief Risk Officer role, including oversight of the following departments: legal, compliance, enterprise risk management, Bank Secrecy Act, and human resources. Ms. Harmon earned her Bachelor of Arts Degree in the Interdisciplinary Studies of Behavioral Science and Business from Concord College (now University) in 2002, graduating summa cum laude as Valedictorian, her Juris Doctorate from Washington and Lee School of Law in 2006, graduating cum laude, and her Master of Business Administration Degree from West Virginia University in 2017.

OTHER KEY OFFICERS

In addition to the Corporation’s Named Executive Officers, certain other key officers and executives of subsidiaries (collectively, the “Senior Management Team”) are integral to the smooth operation and continued success of the Corporation and its subsidiaries. Each member of the Senior Management Team is responsible for the oversight of several functional business units of the Corporation’s banking subsidiary and are primarily responsible for assessing and managing the Corporation’s risk exposure, under the supervision of the Board and its committees. In addition to the named executive officers, the Senior Management Team consists of the following officers:

Tamara L. Abel, Executive Vice President - Mortgage Banking of First Community Bank.

Ms. Abel has been employed by the Corporation’s banking subsidiary since 2003, having over 18 years of experience in the banking industry. Previous roles include credit analyst, business development officer, small business lending, loan review manager, and vice president of credit administration.   As the Executive Vice President - Mortgage Banking, Ms. Abel is responsible for the oversight and management of the FCB Mortgage Banking Operation, including development of policies and procedures that govern mortgage product design and underwriting criteria, compliance with applicable laws and regulations, origination of mortgage loans, and the direct supervision of the Mortgage Executive and the Mortgage Credit Executive. Ms. Abel obtained a Bachelor of Science Degree in Business Administration with a concentration in Accounting from Concord College (now University) in 1986.

Milton Campbell, Regional President of the Southern Region of First Community Bank.

Mr. Campbell has been employed by the Corporation’s banking subsidiary since 1998 and has served in his current role since 2009. Mr. Campbell joined First Community following the acquisition of Blue Ridge Bank, where he had been employed from 1989 to 1996. He has over 37 years of experience in the banking industry. As Regional President of the Southern Region, Mr. Campbell provides oversight to all functions of the branch network in Southwestern Virginia, Western North Carolina, and Eastern Tennessee. Mr. Campbell is also the executive responsible for oversight of the bank’s credit card portfolio and treasury services division. Mr. Campbell obtained a Business Administration degree from Elon College (now University) in 1983 and is a graduate of the North Carolina School of Banking.

Amy S. Hall, Senior Vice President and Director of Branch Administration of First Community Bank.

Ms. Hall has been employed by the Corporation’s banking subsidiary, or a predecessor bank, since 1993 and has served in her current role since 2012. As Director of Branch Administration, Ms. Hall is responsible for ensuring that all market staff are properly trained, developing and maintaining up-to-date operational procedural manuals, and providing general support to the market network. In addition, Ms. Hall is responsible for the oversight of the marketing department and the Client Care Center. Ms. Hall obtained her Associate Degree in Business Administration from Wilkes Community College in 1989.

Samuel G. Hill, Senior Vice President and Senior Trust Officer of First Community Bank.

Mr. Hill has been employed by the Corporation’s banking subsidiary since 2006, and has served in his current role since 2010. In addition to overseeing the bank’s trust department, Mr. Hill serves as the President of the bank’s wealth management subsidiary, First Community Wealth Management, and insurance subsidiary, First Community Insurance Services, and directly provides financial advising services to wealth management clients. Mr. Hill obtained his Bachelor of Science Degree in Business Administration Degree with a concentration in Accounting from Concord College (now University) in 1990 and holds a Master of Business Administration from West Virginia University obtained in 1999. Mr. Hill is a Certified Public Accountant, is a graduate of Cannon Trust School, and holds FINRA Series 7 and Series 63 securities licenses.

William C. Hopkins, Regional President of the Northern Region of First Community Bank.

Mr. Hopkins has been employed by the Corporation’s banking subsidiary since 1996 and has served in his current role since 2014. Previous roles include auditor, credit analyst, corporate strategist, commercial loan officer, commercial sales leader, and market president. As Regional President of the Northern Region, Mr. Hopkins provides oversight to all functions of the branch network in the Northern Region consisting primarily of all West Virginia branches. Mr. Hopkins holds a Bachelor of Science Degree in Business with a concentration in Accounting and Finance obtained from Concord College (now University) in 1995. He has also completed the ABA Commercial Lending School and the Wachovia Commercial Lending School.

R. Ramsey Martin, Regional President of the Eastern Region of First Community Bank.

Mr. Martin has been employed by the Corporation’s banking subsidiary, or a predecessor bank, since 2008 and has served in his current role since 2014. He has served in the banking industry since 1973. Previous roles with First Community include commercial banker, manager of credit administration, and city executive. As Regional President of the Eastern Region, Mr. Martin provides oversight to all functions of the branch network in Eastern Virginia. Mr. Martin holds a Bachelor of Arts Degree in Economics obtained from the University of Richmond in 1975 and attended Virginia Bankers School of Bank Management in 1986.

Jeffrey N. Noble, Senior Vice President and Chief Credit Officer of First Community Bank.

Mr. Noble has served the Corporation’s banking subsidiary in various roles for more than thirty-three (33) years and has held his current position since 2013. In this role, Mr. Noble is responsible for the supervision of personnel, policies, procedures, and documentation for the Corporation’s credit administration function, inclusive of Consumer Lending, Small Business Lending, Commercial Lending, Appraisal Services, and Special Assets. Mr. Noble holds a Bachelor of Science Degree in Business Administration with a concentration in Accounting, obtained from Concord College (now University) in 1986. He is also a graduate of the West Virginia School of Banking, RMA Commercial Lending School, and RMA Lending to Small Business School.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board regularly reviews corporate governance developments and considers modifications to clarify and augment the Board’s processes, including those relating to risk oversight.

The Board’s Role in Risk Oversight. The Board of Directors believes that each member has a responsibility to monitor and manage risks faced by the Corporation. At a minimum, this requires members of the Board of Directors to be actively engaged in Board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Corporation are monitored by the Board of Directors through its review of the Corporation’s compliance with regulations set forth by its regulatory authorities, including recommendations contained in regulatory examinations.

During 2020, the Board and its committees also reviewed and considered with management the impact of COVID-19 on the Company’s employees, customers, and financial performance, and management’s strategies and initiatives to respond to, and mitigate, adverse impacts, including enhanced health and safety measures for the Company’s employees. Management implemented various plans, strategies, and protocols to protect employees, maintain services for clients, assure the functional continuity of operating systems, controls and processes, and mitigate the financial risks posed by changing market conditions. In order to protect employees and assure workforce continuity and operational redundancy, management-imposed business travel restrictions, enhanced the Company’s sanitizing protocols within its facilities, and physically separated, to the extent possible, its critical operations workforce that cannot work remotely. Management also maintained active communications with the Company’s regulators, as well as its critical vendors, to assure all mission-critical activities and functions were and are being performed in line with its client-service standards. Management continues to monitor the pandemic and take necessary actions to protect our employees, customers and operating systems.

Because the Corporation believes risk oversight is the responsibility of each member of the Board of Directors, it does not concentrate the Board’s responsibility for risk oversight in a single committee. Instead, each committee concentrates on specific risks for which it possesses relevant information and expertise, and each committee regularly reports to the Board of Directors on its findings. For example, the Audit, Compliance, and Enterprise Risk (the “ACER”) Committee regularly monitors the Corporation’s exposure to certain reputational risks by establishing and evaluating the effectiveness of its programs to report and monitor fraud and by monitoring the Corporation’s internal controls over financial reporting; the Asset/Liability Management Committee of the Corporation’s banking subsidiary monitors liquidity and interest rate risk; the Information Systems Steering Committee of the Corporation’s banking subsidiary monitors information technology and operations risk; and the Corporation’s Compensation and Retirement Committee monitors risks associated with the design and administration of employee compensation and benefit plans.

Independence of Directors

The Board of Directors annually reviews the relationships of each of its members with the Corporation to determine whether each director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules. Factors considered include, but are not limited to: each Director’s employment history with the Corporation, if any; compensation by the Corporation to each Director and their family members, if any; and the report of the GNC Chairman, which, for 2020, indicates that no related party transactions with any Director could constitute a material relationship with the Corporation. After considering each Director’s individual circumstance, the Board determined that, with regard to the following Directors and nominees, no circumstances or relationships exist which would interfere with the exercise of independent judgment as a director: C. William Davis; Samuel L. Elmore; Richard S. Johnson; Harriet B. Price; and M. Adam Sarver. Accordingly, these Directors and nominees are considered independent. Directors Stafford and Mills are not independent solely because they are executive officers of the Corporation.

The NASDAQ listing standards contain additional requirements for members of the ACER Committee, the Compensation and Retirement Committee (the “CRC”), and the GNC. All of the directors serving on these committees are independent under the additional requirements applicable to each such committee.

The Board of Directors and Board Meetings

Board Leadership Structure. William P. Stafford, II currently serves as Chief Executive Officer of the Corporation and as Chairman of the Board of Directors. The role of the Chief Executive Officer is to set the strategic direction for the Corporation and manage its performance, while the Chairman of the Board is tasked with setting the agenda for Board meetings and presiding over meetings of the Board. The Board of Directors believes combining the roles of Chief Executive Officer and Chairman is in the best interests of the Corporation at this time, as doing so best positions the Corporation to carry out its strategic plan for core growth and enhanced performance; provides for greater accountability and transparency; enhances oversight of operations; and provides for greater Board involvement. However, in making this decision, the Board of Directors is not unmindful of the corporate governance objectives that are sometimes achieved through bifurcation of the Chairman and Chief Executive Officer positions. To achieve those objectives, the Board has bifurcated the positions of Chief Executive Officer of the Corporation and Chief Executive Officer of First Community Bank, the Corporation’s banking subsidiary, which is its primary operating entity. Gary R. Mills serves as Chief Executive Officer of First Community Bank, supervises all bank operations, and manages its performance. Both Mr. Stafford and Mr. Mills work closely with the Board of Directors and its committees in their respective areas of responsibility. The Board of Directors believes, under the present circumstances particular to the Corporation, that this structure better achieves the desired corporate governance objectives set forth above, and others. Further, the Board has appointed Director Elmore as the Lead Independent Director and Vice Chairman of the Board. Director Elmore serves as Chairman of meetings of the independent directors.

Standards of Conduct. All directors, named executive officers, and other employees of the Corporation must act ethically at all times and in accordance with the policies comprising the Corporation’s Standards of Conduct (the “Standards”), which are available at the Corporation’s website (www.firstcommunitybank.com under “Investor Relations”). Certification of compliance with the Standards is required on an annual basis. Only the Board of Directors may waive a provision of the Standards for directors and named executive officers and will only do so for just cause in an instance where the underlying ethical objective will not be violated. No waivers were granted to any director or named executive officer during 2020. Amendments to the Standards will be published on the Corporation’s website, as required by SEC rules. If an actual or potential conflict of interest arises for a director, the director must promptly inform the Board.

Communicating Concerns to Directors. The ACER Committee and the non-management directors have established procedures to enable any employee who has a concern about accounting, internal accounting controls, or auditing matters related to the Corporation to communicate that concern directly to the Board through an e-mail or written notification directed to the Chairman of the ACER Committee. Such communications may be confidential or anonymous. During orientation, employees are informed how to submit such communications and the Whistleblower Policy is provided in the employee handbook, on the Corporation’s Intranet, and a notice regarding the same can be found posted on bulletin boards at each location of the Corporation and its subsidiaries. The status of any unresolved concern is reported to the non-management directors of the Board periodically by the Chairman of the ACER Committee.

Shareholder Communications. Shareholders may communicate with all or any member of the Board of Directors by addressing correspondence to the Board of Directors or to the individual director. Shareholders may address such communication to Secretary, First Community Bankshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989, and all communications so addressed will be forwarded to the Chairman of the Board of Directors or to the individual director to whom such correspondence is directed, without exception.

Board Meetings. In 2020, the Board of Directors held nine (9) regular meetings and two (2) special meetings. No member attended fewer than seventy-five percent (75%) of the Board meetings or committee meetings on which the member sits. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board, committee, and shareholder meetings. It is the Board’s policy that the directors should attend the Annual Meeting absent exceptional circumstances. All then-current directors attended the 2020 Annual Meeting.

Meetings of Independent Directors. The non-management directors met without any management director or other employee present on at least two (2) occasions in 2020.

First Community Bank Board. First Community Bank (the “Bank”) is a Virginia chartered commercial banking corporation and the Corporation’s primary subsidiary. The Corporation conducts its banking operations, which constitute the overwhelming majority of its activities, exclusively through First Community Bank. The Board of Directors is aided in the governance and operation of its banking subsidiary by the board of directors of First Community Bank (the “Bank Directors”). The Bank Directors currently consist of the directors of the Corporation and eight (8) additional individuals with experience, qualifications, attributes, and skills appropriate for governing a community bank. In addition, due to their involvement in the communities served by the Corporation, the Bank Directors are uniquely positioned to advise the Senior Management Team regarding community banking matters. The GNC regularly reviews the composition of the Bank board of directors in light of the Bank’s evolving needs, its assessment of the Bank Directors’ performance, and the markets in which the Bank operates. In considering whether to recommend any candidate for election to the Bank board of directors, the GNC considers many of the same criteria as when considering candidates for the Board of Directors, including but not limited to, the candidate’s integrity, reputation, business acumen, age, education, involvement in the communities served by the Bank, relationships and familiarity with the Bank’s customers, potential conflicts of interest, constructive and collegial personal attributes, knowledge of banking regulatory matters, as well as the candidate’s general experience and expertise in the financial services industry and civic and community involvement. The GNC also strives to accomplish broad geographic representation from the communities and markets the Bank serves and seeks candidates who can help ensure the Bank Directors remain intimately involved in the banking affairs of the Bank’s customers and communities.

In addition to the Board committees mentioned above, the Bank maintains several standing committees, including Loan Committee (which oversees lending matters), Asset Liability Management Committee (ALCO) (which oversees management of the Bank’s balance sheet), Trust Committee (which oversees trust and investment matters), and Information Systems Steering Committee (ISSC) (which oversees information technology matters, including digital information systems, information security, and payment channels). Both Corporation directors and Bank directors serve on each Bank-level committee, providing oversight to that committee’s respective area of operation.

Board Committees

The Board of Directors has four (4) standing committees: the ACER Committee, the Executive Committee, the CRC, and the GNC. For each of these committees, except the Executive Committee, the Board of Directors has adopted a written charter, a current copy of which is available for review and/or printing on the Corporation’s website at www.firstcommunitybank.com under Investor Relations. Each such charter is reviewed and approved annually by the relevant committee and by the Board.

Audit Compliance and Enterprise Risk Committee. On April 26, 2016, the Board of Directors unanimously voted to constitute and establish the ACER Committee by ratification of the ACER Committee Charter previously approved by the former Audit Committee. The ACER Committee combines the functions of the former Audit Committee with those of the banking subsidiary’s Compliance and Enterprise Risk Committees to provide Committee members a more holistic view of the financial, legal, and regulatory risks affecting the Corporation and its banking subsidiary.

The current members of the ACER Committee are Director Davis, who chairs the Committee; Director Elmore; Director Johnson; and Director Sarver. All members of the ACER Committee are independent. Director Johnson is the audit committee financial expert, as the SEC defines that term and as the Board interprets such qualification in its business judgment consistent with such definition. The ACER Committee is primarily concerned with the integrity of the Corporation’s financial statements, the independence and qualifications of the independent registered public accounting firm, and the performance of the Corporation’s internal audit function and independent registered public accounting firm. Its duties include but are not limited to: (1) selection and oversight of the independent registered public accounting firm; (2) review of the scope of the audit to be conducted by the independent registered public accounting firm, as well as the results of their audit; (3) oversight of the Corporation’s financial reporting activities, including the annual report and the accounting standards and principles followed; (4) discussion with the Senior Management Team and other relevant employees of risk assessment and management policies, including risk relating to the financial statements and financial reporting process and the steps taken by management to monitor and mitigate such risks; (5) approval of audit and non-audit services provided to the Corporation by the independent registered public accounting firm; (6) review of the organization and scope of the Corporation’s internal audit function and its disclosure and internal controls; and (7) oversight of regulatory compliance and enterprise risk management. The ACER Committee held eleven (11) meetings during 2020. The ACER Committee’s report is on page 42.

Executive Committee. The current members of the Executive Committee are Director Stafford II, who chairs the Committee; Director Davis; Director Elmore; Director Johnson; Director Mills; Director Price; and Director Sarver. The Executive Committee met one (1) time in 2020. The Committee, subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board to act between meetings of the Board, except for certain matters reserved to the Board by law.

Compensation and Retirement Committee. The current members of the CRC are Director Johnson, who chairs the Committee; Director Davis; and Director Elmore. All three (3) members of the CRC are independent. The CRC’s primary duties and responsibilities are to: (1) review, evaluate, and determine annually compensation of the Chief Executive Officer and President; (2) review, evaluate, and approve annually compensation of each other named executive officer; (3) review, evaluate, and approve annually compensation of the Senior Management Team; (4) review, evaluate, and approve all incentive and equity-based compensation; and (5)  review, evaluate, and approve the proxy statement Compensation Discussion and Analysis and the CRC report. While the CRC receives input from the Chief Executive Officer and President, who play a significant role in the compensation setting process, as well as other members of management, as needed, the ultimate decision regarding compensation of the named executive officers rests with the CRC. Further, the Chief Executive Officer and President do not participate in these matters as they relate to their respective compensation. For a full discussion of the CRC and management’s respective roles administering the executive compensation program, please see the Compensation Discussion and Analysis. The CRC does not delegate any of its responsibilities to subcommittees, except as it relates to the day to day administration of benefit plans. The CRC held two (2) meetings in 2020. The CRC’s report is on page 27.

Compensation and Retirement Committee Interlocks and Insider Participation. None of the members of the CRC are or were formerly employed by the Corporation or any of its subsidiaries in the last completed fiscal year. None of the named executive officers of the Corporation currently serve or previously served on any compensation committee or any board of directors of another company of which any of the Corporation’s Board members were also an executive officer.

Governance and Nominating Committee. The current members of the GNC are Director Elmore, who chairs the Committee; Director Davis; and Director Sarver. All three (3) members of the Committee are independent. The Committee’s responsibilities include the selection of director nominees for Board service and the development and review of governance guidelines. The Committee also: (1) oversees evaluations of the Board, as well as director performance and Board dynamics; (2) makes recommendations to the Board concerning the structure and membership of Board committees; and (3) reviews, approves, and ratifies significant transactions with related persons. This Committee held four (4) meetings in 2020.

Anti-Hedging Policy

All of the Corporation’s directors, officers and employees are subject to the First Community Bankshares, Inc. Insider Trading Policy. The Insider Trading Policy provides that insiders (defined as directors, officers, employees, and independent contractors and those in a special relationship with the Corporation such as auditors, consultants or attorneys, who possess material, non-public information) and their related persons should not engage in any transactions that suggest they are speculating in the Corporation’s securities. The Insider Trading Policy prohibits insiders and their related persons from trading in options, warrants, puts and calls or similar instruments on Corporation securities or selling Corporation securities “short” or “selling against the box.” The Insider Trading Policy also prohibits insiders and their related persons from holding Corporation securities in margin accounts. The Insider Trading Policy discourages insiders from engaging in hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar arrangements and requires that any such transaction be carefully reviewed by the Insider Trading Officer (the General Counsel of the Corporation or their designee) prior to the insider entering into such transaction to determine whether such transaction would violate the Insider Trading Policy. The Insider Trading Policy contains an addendum with more restrictive requirements, including a prohibition on trading during standard quarterly blackout periods that apply to certain designated insiders, including executive officers and directors.

Environmental, Social, and Governance (“ESG”) Framework

We believe in developing and nurturing mutually beneficial relationships with customers, shareholders, and employees. Our ESG framework is built around this mission statement. While our efforts in this regard are shown throughout this proxy statement, below are some highlights of our program.

Human Capital. We believe in taking care of our employees. We offer competitive compensation and benefits to attract and retain the best employees possible, including the ability to participate in our qualified defined contribution Employee Stock Ownership and 401(k) plan, discussed further on page 25. For 2020, the Board approved matching all employee contributions to their 401(k) plan account, up to 6% of each employee’s compensation. A portion of the match is provided in the form of Corporation stock to allow opportunity for employee ownership of the Corporation throughout the organization. We support work-life balance by offering paid time off for vacation, holidays, and personal leave, including parental involvement in schools. We also provide employees with 24 hours per year of compensated time to volunteer in their communities through our FCB Cares Volunteer Program. For 2020, employees were also granted ten (10) additional days of compensated absence for use in certain COVID related scenarios. Generous educational assistance opportunities are also available to our employees to help our team members improve on-the-job proficiency and to prepare them for advancement within the Corporation.

We believe in diversity and are committed to fostering, cultivating, and preserving a culture of diversity and inclusion. Our goal is for the Corporation to be reflective of the communities and people we serve. Consistent with these efforts, 14% of our board is female. Females also account for 25% of our Senior Management Team and 48% of our core business unit owners. We foster an equal opportunity environment, encouraging non-discriminatory practices, and we have strict policies in place that prohibit any form of harassment, retaliation, or intimidation. We have a strong Whistleblower Policy that provides for multiple reporting channels, including anonymous reporting directly to the ACER Committee, and we pride ourselves in adherence to our Standards of Conduct.

Social Capital. We believe in community. We contributed in excess of $40,000 to organizations that support low and moderate income persons, economic development, and neighborhood revitalization in our footprint. Our employees engaged in volunteerism providing financial and identity theft prevention education, supporting the preservation of cultural heritage, and stewarding philanthropic resources which support low and moderate income and minority students. We also foster community engagement through our charitable gift matching program that matches employee donations to 501(c)(3) organizations of their choosing up to $2,000 per employee annually.

Corporate Governance. We believe in good corporate governance. In 2020, we were actively engaged with multiple shareholders and are committed to regular and open communications. In response to shareholder engagement, a modified majority voting standard, outlined on page 4, is applied for election of directors in uncontested director elections. Over 70% of our directors, including all non-management directors, are independent under NASDAQ standards and our director independence standards follow the definitions established by the SEC, NASDAQ, and the FDIC. All directors serving during 2020 attended more than 75% of board and applicable committee meetings and no director serves on an excess number of outside boards. All directors and executive officers are subject to our rigorous Stock Ownership Guidelines, which includes holding requirements for all stock granted by the Corporation, and are prohibited from engaging in certain transactions in our common stock including margin accounts, short selling, trading derivative securities, and hedging. The Corporation’s Stock Ownership Guidelines are more thoroughly outlined on page 25. The CRC conducts annual performance evaluations of the named executive officers and both the Board of the Corporation and its banking subsidiary perform annual self-assessments. Executive incentive and equity compensation are subject to clawback provisions.

Sustainability. We believe in longevity. We have a robust business continuity management program, overseen by the Director of Risk Management under the supervision of General Counsel, that manages the threats and impacts associated with a disruption in key resources, including people, equipment, facilities, technology, and suppliers.  Our business continuity plans include a pandemic response plan, which has been fully implemented in response to the COVID 19 pandemic.  We perform annual risk assessments of all primary business units that allow us to stay aware of strategic, regulatory, legal, operational, and other risks and evaluate our strategies for mitigation of the same.

On the lending side, in 2020, we originated $15.5 million in community development loans providing economic development, job creation, revitalization, and continuity of essential services and job preservation during the COVID-19 pandemic. Our response to the COVID-19 pandemic included 2,912  business, consumer and mortgage loan payment deferrals or other modifications benefitting low and moderate income borrowers and low-moderate underserved/distressed income tracts, which provided more than $334 million in support to communities in our footprint. We also originated 794 loans under the Paycheck Protection Program, which resulted in over $62 million in loans to support small and medium-sized business in the communities we serve.

Environmental. We believe in preparing for tomorrow. We support utilizing technology and digital channels, including payments, credit, savings, remittances, mobile banking, online account opening, imaging systems, and a board portal for providing board materials and information. We provide access to our proxy materials by Internet in accordance with the “notice and access” proxy rules. We also promote the utilization of electronic deposit account statements and e-signature technology, which promotes efficiency and paper reduction.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Corporation is requesting shareholder approval of the compensation of its named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views regarding named executive officers’ compensation. The vote is not intended to address any specific items of compensation, but rather the overall compensation of named executive officers and the philosophy, policies, and practices described in this proxy statement. The Corporation believes that the compensation of named executive officers is straightforward, uncontroversial, and designed to discourage executives from taking excessive risk. Accordingly, the following resolution is submitted for shareholder approval.

RESOLVED, that the Corporation’s compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, executive officer compensation tables, and related narrative discussion, is hereby APPROVED.

The “say-on-pay” vote is an advisory vote, which is not binding on the Corporation. However, the Board and the CRC value the opinions expressed by shareholders through their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions with respect to the Corporation’s named executive officers.

At the 2020 Annual Meeting, the majority of shareholders, at the recommendation of the Board, supported a frequency of every three (3) years for future shareholder advisory votes on executive compensation. However, upon further consideration, the Board has determined that an annual “say-on-pay” vote provides shareholders more timely input and provides the Board more targeted and consistent feedback for use in effectively implementing changes, as needed, to executive compensation. Accordingly, “say-on-pay” votes will be held on an annual basis.

The board of directors unanimously recommends a vote FOR this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains our executive compensation program for our named executive officers listed below. It also describes the process followed by the Compensation and Retirement Committee (“CRC”) for making pay decisions, as well as its rationale for specific decisions related to 2020.

Named Executive Officer	Position
William P. Stafford, II	Chief Executive Officer
Gary R. Mills	President
David D. Brown	Chief Financial Officer
Jason R. Belcher	Chief Operating Officer
Sarah W. Harmon	General Counsel and Corporate Secretary

All named executive officers are part of the Senior Management Team, which also includes certain other key officers and executives of subsidiaries who are generally subject to the same compensation programs and governance policies.

Executive Summary

Business Overview and Financial Highlights. The Corporation is a high performing community bank with over $3 billion in total assets. We serve our customers through our network of fifty branch locations. Our consistent strong earnings, solid asset quality, and excellent capital management are hallmarks of our performance. Key highlights from 2020 include:

-	Strong return on average assets of 1.24% compared to recent Federal Reserve peer averages of 1.03%
-	Earned $35.92 million for the year while making pandemic related loan loss provisions of $12.67 million
-	Completed and integrated the acquisition of Highlands Bankshares
-	Increased the regular cash dividend to shareholder for the eleventh consecutive year
-	Maintained solid asset quality with total nonperforming assets to total assets of 0.82%
-	Maintained excellent regulatory relations
-	Continued to be well-capitalized based on all regulatory guidelines, with capital ratios well in excess of the regulatory requirements

Say-on-Pay and Shareholder Engagement. Each year, we carefully consider the results of our previous shareholder say-on-pay vote. In 2020, approximately 76% of the votes cast supported our executive compensation decisions. We periodically engage with shareholders on executive compensation and other corporate governance issues. Based on the feedback we received, our shareholders indicated broad support of our executive compensation program. The feedback also led to the Corporation’s decision to include a “say-on-pay” proposal in the proxy again this year, and the Corporation is recommending a frequency of every year for future “say-on-pay” votes. While, at the 2020 Annual Meeting, the majority of shareholders, at the recommendation of the Board of Directors, supported a frequency of every three (3) years for future shareholder advisory votes on executive compensation, the Board believes that an annual “say-on-pay” vote provides shareholders more timely input and provides the Board more targeted and consistent feedback for use in effectively implementing changes, as needed, to executive compensation. We will continue to keep an open dialogue with our shareholders to help ensure that we have a regular pulse on investor perspectives.

Best Compensation Practices and Policies. Our executive compensation program includes practices and policies that promote sound compensation governance and are in the best interests of our shareholders and executives:

What We Do		What We Don’t Do
☑	Place a heavy emphasis on variable compensation	☒	No "single trigger" change-in-control cash payments
☑	100% of annual long-term incentives are performance based	☒	No tax gross-ups
☑	Conduct incentive risk reviews	☒	No option backdating or repricing
☑	Recoup equity awards through a clawback policy	☒	No hedging
☑	Use an independent compensation consultant
☑	Require executives and directors to own shares through rigorous stock ownership and holding guidelines

What Guides our Program

Compensation Philosophy and Objectives. The overall objective of the executive compensation program are to align the long-term interests of our named executive officers and other executives as closely as possible with those of shareholders and to motivate high performing executives to continue with the Corporation for long, productive careers. The Board’s belief is that shareholder value is created over time through consistent financial and operating performance coupled with strong leadership. This overriding objective affects all elements of the compensation program.

Components of Executive Compensation. The principal components of the executive compensation program are:

●

Base Salary. Each named executive officer’s base salary depends on the scope of their duties, individual performance, length of service, and leadership ability. Current salary decisions include an evaluation of salary adjustments relative to peers (within and outside the Corporation). Base salary is paid in the form of cash at regular payroll intervals along with all other employees of the Corporation and is reviewed by the CRC annually.

●

Annual Incentive Compensation. For each named executive officer, the CRC may award cash and/or restricted stock as incentive compensation. Award payouts are determined based on the previous year’s performance as evaluated by the CRC. The Chief Executive Officer and President present their recommendations for Senior Management Team payout for consideration and approval to the CRC, but do not deliberate on their own compensation.

●

Long-Term Equity Compensation. The Corporation’s equity incentive program is designed to align executives’ interests with those of shareholders and to reward long-term performance. The CRC uses stock options and restricted stock awards which are designed to deliver reasonable, but meaningful, equity interests in the Corporation.

In addition to these principal components, the compensation program also includes retirement programs available to all employees, deferred compensation, and a supplemental executive retention plan. Perquisites are limited and are generally business-related and granted to facilitate the efficiency and productivity of our executives.

Pay Mix. The Corporation’s pay-for-performance philosophy is reinforced through variable compensation, which is an important underpinning of the Corporation’s compensation framework. For 2020, total variable compensation was approximately 40%, as seen in the charts below.

The Decision-Making Process

The Role of the CRC. The CRC is responsible for administering the Corporation’s executive compensation program in a manner consistent with the compensation philosophy. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which is available at www.firstcommunitybank.com under Investor Relations. Under the CRC’s charter, it has authority to review and approve the total compensation, including base salary, cash and equity incentives, benefits, and other compensation of the named executive officers.

In making its deliberations, the CRC’s goal is to achieve a balance of fixed and variable compensation that contributes to the attraction and retention of highly qualified executives and ensures that the Corporation’s executive compensation remains competitive over the long term. While the CRC does not use formulas in determining the level or mix of compensation for named executive officers, it evaluates a wide range of quantitative and qualitative factors, which include consistency in reaching targeted goals, the ability to perform in both good and challenging economic times, a history of integrity, evidence that the named executive officer uses good judgment, and the executive’s ability to lead and create future value for the Corporation. In evaluating sustained performance, the Corporation gives weight to the relative performance of each named executive officer in their particular industry segment or function. The CRC also places substantial weight on the Corporation’s overall financial success, including achievement of short- and long-term strategic goals and annual financial results.

In connection with its analysis, the CRC also reviews and considers information provided by its independent compensation consultant and surveys to determine the appropriate level and mix of base salary, incentive pay and other elements of compensation. The CRC reviews both compensation and performance of peer companies as just one among several factors to inform its decisions so it can set total compensation levels commensurate with the Company's performance and strategic initiatives.

The CRC meets at least annually in executive session to evaluate the performance, establish performance objectives, and determine compensation for the Chief Executive Officer and President. The Chief Executive Officer and President are not present for any deliberations regarding their compensation. The CRC also annually reviews, evaluates, and approves the following compensation for the other named executive officers and Senior Management Team: base compensation, all incentive compensation, and any grants of long-term equity compensation.

The Role of Senior Management. Each of the named executive officers, except the Chief Executive Officer and President, is a leader of several business units or functions of the Corporation’s banking subsidiary in their areas of expertise. As part of the Senior Management Team, each reports directly to Mr. Mills in his capacity as President of the Corporation and as the bank’s Chief Executive Officer. Mr. Mills then develops the objectives that each individual is expected to achieve, which is derived largely from the Corporation’s financial, budget, and strategic planning processes. Performance is assessed annually and each named executive officer’s individual performance is assessed against the objectives, the Corporation’s overall performance, and the performance of the named executive officer’s business unit or function. The Chief Executive Officer and President then propose base compensation levels, including any adjustments, as well as any proposed annual incentive compensation or long-term equity compensation for each named executive officer to the CRC. The CRC then considers proposed annual incentive compensation and/or long-term equity compensation, if any, for the named executive officers, other members of the Senior Management Team, and other employees.

The Role of the Independent Compensation Consultant. As part of the Corporation’s ongoing effort to ensure its compensation program complies with industry best practices and meets or exceeds enhanced levels of regulation and scrutiny on executive compensation, the CRC exercises its authority to retain independent compensation consultants, as needed, to provide technical advice and information related to Board and executive compensation. Matthews, Young & Associates, Inc. served as the Corporation’s compensation consultant in 2019. In early 2020, the CRC initiated a process to evaluate other compensation consultants. However, as a result of operational demands associated with the COVID-19 pandemic, no compensation consultant was retained in 2020. In early 2021, Pearl Meyer & Partners, LLC ("Pearl Meyer") was engaged as the CRC’s independent compensation consultant.

Pearl Meyer reports directly to the CRC and does not provide any additional services to management, although representatives of the firm may meet with members of management, including the Chief Executive Officer and Senior Management Team, for purposes of gathering information on proposals that management may make to the CRC. The CRC has conducted an independence assessment of Pearl Meyer in accordance with SEC rules.

2020 Executive Compensation Decision in Detail

Base Salary. Base salary levels are established annually under a methodology intended to maintain parity among the Senior Management Team based on levels of responsibility and the competitive market for executives in comparable positions. Base salary is a critical element of executive compensation because it provides executives with a fixed level of income. In determining base salaries, the CRC considers qualifications and experience, scope of responsibilities, future potential, established goals and objectives, past performance, competitive salary practices at peer companies, internal pay equity, and the tax deductibility of base salary.

Based on the above criteria, the Chief Executive Officer and President recommend base salaries for all named executive officers to the CRC for its consideration, except the Chief Executive Officer and President do not participate in their respective base compensation determinations. The CRC then considers and approves or declines base salary adjustments for all named executive officers. Based on the above criteria, the CRC also adjusts base salary for the Chief Executive Officer and President.

The following table outlines the base salary adjustments which were made in 2020 based on the above described base compensation considerations.

Named Executive Officer	2019 Base Salary	2020 Base Salary	% Change
William P. Stafford, II	$420,000.00	$420,000.00	No Change
Gary R. Mills	$567,000.00	$567,000.00	No Change
David D. Brown	$267,509.00	$267,509.00	No Change
Jason R. Belcher	$223,465.00	$264,998.00	15.67%
Sarah W. Harmon	$165,000.00	$185,000.00	10.81%

As outlined above, in 2020, no broad sweeping adjustments to base salary were made based on peer or other data, as no independent review of compensation was conducted. Adjustments were made in specific instances as described below. Mr. Belcher, who previously served as the Chief Administrative Officer, assumed the role of Chief Operating Officer in January 2020 following the retirement of E. Stephen Lilly. The increase in his base salary is commensurate with the duties associated with his new position. Ms. Harmon joined the Senior Management Team as General Counsel in September 2018, following Mr. Belcher’s transition from Chief Risk Officer to Chief Administrative Officer. The increase in her base salary was part of a planned progression to a base salary commensurate with the duties associated with her position. The CRC carefully considered the base compensation of the other named executive officers and determined that their salary levels were consistent with the above described methodology and no increase was warranted for the 2020 fiscal year.

Annual Incentive Compensation. Annual incentive awards earned are paid to named executive officers in the form of cash bonuses (75%) and grants of Corporation stock (25%), subject to a two year restriction period. The CRC believes that paying some portion of incentive compensation in the form of restricted stock is a best practice that serves to facilitate its goal of aligning the interest of the named executives with those of shareholders by giving the named executives a long-term stake in the Corporation’s success. Annual incentive awards are subject to clawback by the Corporation should a restatement of the Corporation’s financial statements on which the award is based be required.

Awards are based on certain evaluation criteria, including Corporation performance compared to strategic objectives as measured by incentive compensation scorecards, and the overall financial and strategic performance of the Corporation. Scorecards are developed and/or reviewed on an annual basis by the CRC in conjunction with review by the Board of Directors of the Corporation’s strategic plan, and annual financial budget planning sessions, during which the Corporation’s performance and growth opportunities are analyzed and goals and objectives are established for the upcoming year(s). These objectives include both objective financial metrics and quantitative and qualitative strategic and operational goals. Financial measurements within the scorecard are calculated using audited financial information obtained from the Corporation’s filed Form 10-K.

The scorecard defines suggested maximum incentive award opportunities as a percentage of each executive’s base salary based on the achievement of pre-determined return on average equity (“ROAE”) performance levels. For 2019 and 2020, no incentive awards are earned if annual ROAE is less than 8.50%.

The scorecard reviews pre-determined key performance indicators (“KPI’s”) which align with the Corporation’s strategic plan objectives and annual financial budget. Each KPI is assigned a weighting. The KPI’s for 2019, which remained the same in 2020, include:

●	Return on Average Assets (“ROAA”);
●	Earnings Per Share (“EPS”); and
●	Efficiency Ratio.

A performance objective, or target, is established for each KPI. Recognizing the difficulty in precisely defining the appropriate target, and to further discourage imprudent or excessive risk taking, a range of acceptable performance is defined representing the minimum level of performance and maximum level of performance relative to target that results in an incentive compensation payout for that KPI.

The CRC retains discretion to reduce the award indicated by the above-described process based on its assessment of overall Corporate and individual performance. In 2019, the Corporation’s ROAE was 11.54% which resulted in annual incentive compensation paid in 2020 (as further outlined in the Summary Compensation Table) of 62.5% of each named executive officer’s 2019 base salary.

Long-Term Equity Compensation. The CRC believes that long-term equity compensation supports the Corporation’s commitment to sound corporate governance, aligning the financial interests of executives with the interests of shareholders, specifically discouraging imprudent, unreasonable, or excessive risk taking, and rewarding executives and leaders of core functional business units for achievement of the Corporation’s long-term strategic goals. Long-term equity compensation also supports the Corporation’s leadership retention objectives and reinforces a strong ownership culture. The CRC believes a meaningful portion of the Corporation’s named executive officers’ compensation should be in the form of long-term, equity compensation. However, as discussed below, the Corporation must meet a required level of performance before any long-term equity compensation is awarded. Under the First Community Bankshares, Inc. 2012 Omnibus Equity Compensation Plan (the “2012 Plan”), equity awards can be granted using either stock options or restricted stock awards.

The CRC will not grant any equity compensation in any year in which the Corporation’s minimum three (3)-year rolling ROAE is below 8.5%, or such other minimum ROAE as determined by the CRC from time to time considering economic conditions, operating results, and adjustments to the Corporation’s strategic plan goals. The financial measurements utilized in the administration of the equity compensation methodology are calculated using audited financial information. Utilizing this methodology, on March 31, 2020, the CRC awarded long-term incentive equity compensation under the 2012 Plan to the named executive officers in the form of restricted Corporation stock. Such shares are subject to a ratable three (3)-year vesting schedule and are further subject to a five (5)-year holding period subsequent to vesting.

When granting restricted stock to named executive officers or other members of the Senior Management Team, the CRC determines the applicable vesting schedule for the granted shares reflecting attainment of designated performance goals, service to the Corporation through a prescribed future date, and/or other criteria specified in the award documents. Under the plan, the CRC may provide for the payment of any applicable dividends paid with respect to any shares of common stock subject to a restricted stock award during the period prior to lapse. Shares of restricted stock granted to named executive officers in 2020, based on 2019 performance, do provide for the payment of any applicable dividend.

Other Practices, Policies, and Guidelines

Stock Ownership Guidelines. The Corporation has adopted the First Community Bankshares, Inc. Stock Ownership Policy, which encourages ownership of the Corporation’s Common stock by the directors, named executive officers, and other members of the Senior Management Team in order to align the interests of the Corporation’s key decision makers with the Corporation’s shareholders. For each named executive officer, except the Chief Executive Officers of the Corporation and First Community Bank, the guidelines require Corporation stock ownership of value equal to 2.5 times the officer’s base salary. For the Chief Executive Officer the guidelines require an ownership value equal to 3.5 times the Chief Executive Officer’s base salary. In addition to all holding requirements or other restrictions placed upon granted stock or options pursuant to the respective grant agreement as discussed above, the Stock Ownership Policy requires all directors, named executive officers, and other members of the Senior Management Team to hold all shares received as the result of the vesting or payment of any equity awards or obtained by exercising stock options which were granted from and after the original effective date of this Policy until such time as the holder is in compliance with this Policy. Notwithstanding anything else in this section, Senior Management and Directors may immediately sell shares acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability.

Each year, the CRC receives a report regarding Senior Management and Director compliance with this policy. As of December 31, 2020, all officers and directors are in compliance with the restrictions contained in the policy and have met or are making satisfactory progress toward meeting their respective guideline level, which were all increased in 2020. Based upon the holding requirements, no specific timeline for achieving the guideline level has been established.

Clawback Policy. Restricted shares granted to named executive officers or other members of the Senior Management Team as long-term equity compensation are subject to clawback. The Corporation’s clawback policy requires recoupment if the Corporation is required to prepare an accounting restatement due to the Corporation’s material noncompliance with any financial reporting requirement under applicable securities laws which would result in the restatement of the Corporation’s financial statements. In the event of a clawback, the Executive Officer agrees to return the entirety of the award to the Corporation. Awards will not be subject to clawback due to immaterial corrections or changes to the Corporation’s relevant financial statements and cannot be due to a restatement that is voluntary or self-imposed by the Corporation.

Anti-Hedging Policy. All named executive officers of the Corporation are subject to the First Community Bankshares, Inc. Insider Trading Policy, inclusive of its anti-hedging provisions. For more information, please see page 16.

Retirement Plans. The Corporation maintains certain retirement plans for some or all employees as follows:

KSOP Plan. The Corporation offers a qualified defined contribution Employee Stock Ownership and 401(k) plan known as the “KSOP” to most of its employees, including the named executive officers. The KSOP Plan is administered by the CRC.

WRAP Plan. The First Community Bankshares, Inc. Deferred Compensation Plan, referred to as the WRAP, is a voluntary, non-tax qualified deferred compensation plan available to certain employees, including all named executive officers. Under the WRAP, participants may defer a portion of their base and/or annual incentive compensation. The WRAP is intended to mirror the Corporation’s qualified KSOP, and may include a discretionary match that coincides with a match made to the KSOP to the extent participants cannot otherwise receive the full match in the KSOP.

SERP. The Corporation provides a defined retirement benefit to certain named executive officers and certain other key employees pursuant to a supplemental executive retention plan (the “SERP”). Each executive’s SERP is unfunded and designed to provide a benefit at or after age sixty-two (62) upon separation from service. The benefit is targeted at a maximum of thirty-five percent (35%) of final average compensation subject to an annual benefit limit of $80,000. Final average compensation is calculated as the average of the participant’s last three (3) full calendar years’ compensation, which compensation is determined by assuming a three percent (3%) compound annual rate of increase to the participant’s annualized base monthly salary as of the date that the participant enters the SERP. Vesting is on a graded schedule as follows: twenty-five percent (25%) vesting after five (5) years of service; fifty percent (50%) vesting after ten (10) years of service; seventy-five percent (75%) vesting after fifteen (15) years of service; an additional five percent (5%) vesting for each year of service beyond fifteen (15) years, and full vesting after twenty (20) years of service or upon reaching age sixty-two (62).

Other Benefits and Perquisites

Named executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. These plans include medical, dental, group life insurance, and group disability programs, as well as flexible spending accounts for reimbursement of medical expenses. The Corporation does not provide excessive perquisites to its executive officers, and those perquisites offered are business-related and granted to facilitate the efficiency and productivity of our executives. Named executive officers, at the discretion of the CRC, may be eligible for executive life insurance, club dues, and automobile allowance. The costs associated with providing these benefits and other items of compensation for named executive officers are reflected in the Summary Compensation Table on page 28. A chart disclosing the value of these additional items is found on page 29 entitled “All Other Compensation and Benefits.”

Employment Agreement

The Corporation provides named executive officers with written employment agreements. Each agreement is consistent with the prototype agreement previously reported on a Form 8-K filed on April 16, 2015. Accordingly, the Corporation maintains uniformity among the named executive officers concerning the terms of their employment. The agreements have an initial term of three (3) years and automatically extend for an additional year each January 1st unless the Corporation or the respective executive gives notice that the employment term will not be extended. There are no golden parachute, tax gross-up, or other similar type provisions contained in these contracts.

Each agreement provides for continuation of base salary for thirty-six (36) months in the event of a change of control coupled with terminated employment either without “Cause” by the Corporation or by the executives for “Good Reason” (as these terms are defined in the agreements). The Corporation may terminate the employment of any executive at any time for “Cause” without further obligation. If the Corporation terminates employment for any reason other than for “Cause” or the executive terminates their employment for “Good Reason,” the Corporation will generally be obligated to provide compensation and benefits specified in the agreement for the balance of the term of the agreement. Upon the termination of employment, the executive will be subject to non-competition and non-solicitation restrictions. If the executive dies while employed by the Corporation, the Corporation will pay their estate through the end of the month in which their death occurs. If their employment is terminated as a result of permanent disability as determined pursuant to the agreement, then the Corporation has the right to terminate employment before the end of the applicable term. See the section entitled “Potential Payments Upon Termination,” including the related tables, beginning on page 33 for an estimate of the benefits that the named executive officers would be entitled to receive pursuant to their respective employment agreements under various employment termination scenarios.

Risk Considerations

The CRC views the Corporation’s compensation program with a long-term focus. Under the program, an executive may achieve the greatest amount of compensation through the Corporation’s sustained superior performance over long periods of time. The Corporation believes this provides a strong incentive to manage the Corporation for the long term with a clear message to avoid excessive risk in the near term. The CRC maintains full discretion to adjust compensation based on performance and adherence to the Corporation’s values.

In 2020, the CRC continued its extensive review of the relationship between risk management and incentive compensation to ensure that incentive compensation does not encourage engaging in unnecessary or excessive risks that threaten the value of the Corporation. The CRC concluded that the Corporation’s compensation policies and practices do not encourage excessive or inappropriate risk and instead encourage behaviors that support sustainable long-term value creation. For instance, the CRC does not use highly leveraged, short-term incentives that drive high risk investments at the expense of long-term company value. Rather, the Corporation’s annual incentive compensation is based on balanced performance metrics that promote disciplined progress focused on longer-term goals.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, publicly held corporations generally may not take a tax deduction for compensation in excess of $1 million paid to any named executive officer during any fiscal year. There was an exception to the $1 million limitation for performance-based compensation meeting certain requirements. However, as a result of changes made by the Tax Cuts and Jobs Act of 2017, starting with the 2018 fiscal year Section 162(m) prohibits deducting compensation, including performance-based compensation, in excess of $1 million paid to anyone who serves as the chief executive officer or chief financial officer, or who is among the three most highly compensated executive officers. The only exception to this rule is for compensation (including performance-based compensation) that is paid pursuant to a binding contract in effect on November 2, 2017, that would have otherwise been deductible under the prior Section 162(m) rules.

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the CRC has not adopted a policy requiring all compensation to be deductible. However, the CRC considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. In 2020, none of the named executive officers received compensation that the Corporation could not deduct by reason of Section 162(m) either before or after the changes made by the Tax Cuts and Jobs Act of 2017.

Compensation and Retirement Committee Report

The CRC has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the CRC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s 2020 Annual Report on Form 10-K and the Corporation’s 2021 proxy statement. The following independent directors, who comprise the CRC, provide this report:

Richard S. Johnson (Chairman)

Samuel L. Elmore

C. William Davis

2020 Summary Compensation Table

						Change in
						Pension
						Value and
						Non-
						qualified
						Deferred	All
						Compen-	Other
Name of Individual /				Stock	Option	sation	Compen-
Capacities Served	Year	Salary	Bonus (1)	Awards (2)	Awards	Earnings (3)	sation (4)	Total (5)

William P. Stafford, II	2020	$420,000	$196,875	$149,657	$-	$40,218	$60,731	$867,481
Chief Executive Officer	2019	420,000	165,375	139,167	-	45,793	56,601	826,936
	2018	420,000	120,000	100,039	-	49,465	51,894	741,398

Gary R. Mills	2020	567,000	265,781	202,023	-	45,930	81,423	1,162,157
President	2019	567,000	223,256	187,848	-	40,460	76,235	1,094,799
	2018	567,000	162,000	135,014	-	47,218	65,760	976,992

David D. Brown	2020	267,509	125,395	95,318	-	20,719	36,956	545,897
Chief Financial Officer	2019	267,509	105,332	88,655	-	36,456	36,575	534,527
	2018	267,509	78,000	65,034	-	7,262	34,826	452,631

Jason R. Belcher	2020	264,998	110,156	83,743	-	14,119	31,144	504,160
Chief Operating Officer	2019	223,465	80,721	67,925	-	-	28,319	400,430
	2018	205,005	58,500	48,805	-	-	26,551	338,861

Sarah W. Harmon	2020	185,000	77,344	58,807	-	-	13,407	334,558
General Counsel & Secretary

(1)	Bonus paid in 2020 for 2019 performance.
(2)

All stock awards granted in 2020 were made under the 2012 Plan and represent (1) 25% of each named executive officer’s discretionary incentive compensation granted on March 13, 2020, subject to a two (2) year clawback restriction; and (2) long-term equity compensation granted on March 13, 2020, in the form of restricted stock which will vest over three (3) years beginning March 13, 2021, and remain restricted for a period of five (5) years. Vesting is based upon continued employment through the vesting date. All restricted shares will immediately vest upon a change of control of the Corporation or the named executive officer’s death, disability or retirement. The stock grant amounts for 2020 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3)

The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the SERPs. The net present value of the retirement benefits used to calculate the net change in benefits was determined using the same assumptions used to determine the Corporation’s retirement obligations and expense for financial statement purposes. Additional information about the SERP is included on page 26. We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in the table.

(4)	The amounts in this column are detailed on the following table entitled “2020 All Other Compensation and Benefits.”
(5)

Salary and bonus amounts paid to the named executive officers as a percentage of total compensation are as follows for 2020: Mr. Stafford, II – seventy-one percent (71%); Mr. Mills – seventy-two percent (72%), Mr. Brown – seventy-two percent (72%); Mr. Belcher – seventy-four percent (74%) and Ms. Harmon – seventy-eight percent (78%).

2020 All Other Compensation and Benefits

The Corporation provides the named executive officers with other perquisites and personal benefits as shown in the “All Other Compensation” column of the “2020 Summary Compensation Table.” The Corporation and the CRC believe these are reasonable and consistent with its overall compensation program and better enable the Corporation to attract and retain superior employees for key positions. The CRC periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. The Corporation provides additional detail of those benefits in the tables below.

		Total
		Retirement
		Plan	Split Dollar	Executive
		Matching	Life	Life
Name of Individual	Year	Contribution	Insurance (1)	Insurance (2)	Perquisites		Total

William P. Stafford, II	2020	$35,699	$103	$15,329	$9,600	(3)	$60,731
	2019	32,884	97	14,020	9,600		56,601
	2018	29,436	-	12,858	9,600		51,894

Gary R. Mills	2020	47,415	-	14,515	19,493	(4)	81,423
	2019	43,615	-	13,363	19,257		76,235
	2018	38,880	-	12,211	14,669		65,760

David D. Brown	2020	22,946	-	4,410	9,600	(3)	36,956
	2019	21,289	-	4,050	11,236		36,575
	2018	19,551	-	3,755	11,520		34,826

Jason R. Belcher	2020	18,966	-	2,578	9,600	(3)	31,144
	2019	16,363	-	2,356	9,600		28,319
	2018	14,773	-	2,178	9,600		26,551

Sarah W. Harmon	2020	13,407	-	-	-	(5)	13,407

(1)	Imputed income on Corporation funded premiums or split dollar plans.
(2)	Corporation funded premium on executive life program.
(3)	Perquisites consist of automobile allowance.
(4)	Perquisites consist of $15,256 associated with a Corporation provided automobile and $4,237 country club dues.
(5)

A review and standardization of perquisites for executives will be completed in 2021 by the CRC's Compensation consultant.  Such review was planned for early 2020, when Ms. Harmon joined the Executive Management Team. However, as a result of operational demands associated with the COVID-19 pandemic, no compensation consultant was retained in 2020 and no review conducted.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of stock awarded in fiscal year 2020 to the named executive officers.

					All Other			Grant
					Stock			Date
					Awards:		Exercise or	Fair
					Number of		Base Price	Value
		Estimated Future Payout Under			Shares or		of Option	of Stock
	Grant	Equity Incentive Plan Awards			Stock		Awards	and Option
Name	Date	Threshold (#)	Target (#)	Maximum (#)	Units (#)		($/Sh)	Awards ($) (3)

William P. Stafford, II	03/13/20				3,159	(1)		$65,644
	03/13/20				4,043	(2)		84,014

Gary R. Mills	03/13/20				4,264	(1)		88,606
	03/13/20				5,458	(2)		113,417

David D. Brown	03/13/20				2,012	(1)		41,809
	03/13/20				2,575	(2)		53,509

Jason R. Belcher	03/13/20				1,768	(1)		36,739
	03/13/20				2,262	(2)		47,004

Sarah W. Harmon	03/13/20				1,241	(1)		25,788
	03/13/20				1,589	(2)		33,019

(1)

Awards granted on March 13, 2020 are stock awards granted under the annual incentive compensation plan for performance in 2019. The shares are fully vested and are subject to a two (2) year clawback restriction.

(2)

Awards granted on March 13, 2020 are restricted stock awards granted as long-term equity compensation. These shares will vest over a period of three (3) years and are further subject to a five (5) year holding period subsequent to vesting.

(3)

Amounts reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718. The fair value was calculated by multiplying the shares awarded by the grant date closing price of $20.78 on March 12, 2020.

Outstanding Equity Awards at December 31, 2020

The following table includes information on the current holdings of unexercised stock options and stock awards that have not yet vested by the named executive officers as of December 31, 2020. Each equity grant is shown separately for each named executive officer.

	Option Awards				Stock Awards
							Equity Incentive
							Plan Awards
								Market or
							Number	Payout
							of	Value of
						Market	Unearned	Unearned
					Number	Value of	Shares,	Shares,
					of Shares	Shares or	Units or	Units or
					or Units	Units of	Other	Other
	Number of				of Stock	Stock	Rights	Rights
	Securities Underlying		Option	Option	That Have	That Have	That Have	That Have
	Unexercised Options (1)		Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested (3)	Vested	Vested

William P. Stafford, II (2)	9,785		$12.07	12/19/21	659	$14,221	-	$-
					1,621	34,981
					4,043	87,248

Gary R. Mills	865		24.65	02/05/35	890	19,206	-	-
	3,025		29.15	02/05/35	2,189	47,239
					5,458	117,784

David D. Brown	-		-	-	429	9,258	-	-
					1,033	22,292
					2,575	55,569

Jason R. Belcher	-		-	-	322	6,949	-	-
					791	17,070
					2,262	48,814

Sarah W. Harmon	1,496		20.15	04/22/26	91	1,964	-	-
	1,097		24.72	04/07/27	637	13,746
					1,589	34,291

(1)	All options listed in the above table are vested.
(2)	All options granted under the 2001 Directors Plan.
(3)

The market value is calculated by multiplying the number of the shares of restricted stock that have not vested by the price per share of the Corporation’s stock on December 31, 2020 of $21.35 per share.

2020 Option Exercises and Stock Vested

The following table provides information for the named executive officers with respect to (1) stock option awards exercised during 2020, including the number of shares acquired upon exercise and the value realized at such time, and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized at such time, before the payment of any applicable withholding tax and brokerage commissions.

	Option Awards		Stock Awards
	Shares		Shares
	Acquired on	Value	Acquired on	Value
Name	Exercise	Realized	Vesting	Realized (1)

William P. Stafford, II	-	$-	5,337	$115,772
Gary R. Mills	-	-	7,191	155,968
David D. Brown	-	-	3,447	74,821
Jason R. Belcher	-	-	2,849	61,633
Sarah W. Harmon	-	-	1,651	36,081

(1)

Total value realized on vesting is equal to the number of shares acquired on vesting multiplied by the previous day's closing price of the underlying securities on the vesting date of March 9, 2020 of $26.17; March 13, 2020 of $20.78; March 19, 2020 of $18.62; March 27, 2020 of $23.50; and June 1, 2020 of $21.37.

2020 Pension Benefits

The table below sets forth the details on pension benefits for the named executive officers under the following plan:

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year

William P. Stafford, II (1)	SERP	27	$640,299	-
Gary R. Mills	SERP	22	353,817	-
David D. Brown	SERP	16	105,254	-
Jason R. Belcher	SERP	6	14,119	-

(1)	The number of years of credited service includes years of service as a director of the Corporation.

The Corporation’s Executive SERP. The Corporation’s SERP is unfunded and not qualified for tax purposes. The values in the above table reflect the actuarial present value of the named executive officer’s accumulated benefit under the SERP, computed as of December 31, 2020. Employees considered highly compensated under ERISA and other senior management employees are eligible to participate in the SERP at the recommendation of the Chief Executive Officer as approved by the Compensation and Retirement Committee. Only those named executive officers currently approved for participation are included in the above table. Refer to page 26 of this proxy statement for a more detailed discussion of the SERP and to Note 13 of the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2020, for discussion of the methodologies and assumptions underlying the projected SERP benefits.

2020 Non-Qualified Deferred Compensation

Deferral of Salary.  The named executive officers, like any employee otherwise ineligible to fully participate in the KSOP, who meets the Internal Revenue Code definition of being “highly compensated,” have historically been eligible to elect to defer up to seventy-five percent (75%) of their compensation to the Corporation’s WRAP plan, in the same way that not highly compensated employees may defer to the KSOP.  Deferrals to the WRAP are invested as directed by each participant and are matched at the discretion of the Board of Directors in conjunction with and subject to limits established each year by the Board of Directors for elective deferrals to the KSOP. Earnings on deferrals are based on the investment elections made by the individual WRAP participants and no guaranteed return is available to any named executive officer participating in the WRAP.  On an annual basis, each WRAP participant is allowed to designate or modify the percentage of salary to defer to the WRAP in compliance with Internal Revenue Code Section 409A.  The table below provides detail regarding non-qualified deferred compensation of the named executive officers.  Balances previously deferred by the named executive officers to a second non-qualified plan, known as the “Deferred Compensation Plan,” have been combined with the WRAP deferrals and reported in a single table below.  Distributions from the WRAP are only available post-termination or retirement and cannot be taken without a minimum of six (6) months’ separation from employment in compliance with Internal Revenue Code Section 409A.

Name	Executive Contributions in Last Fiscal Year (1)	Corporation Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
William P. Stafford, II	$135,189	$19,150	$134,490	$-	$722,084
Gary R. Mills	57,278	30,867	(93,977)	-	529,214
David D. Brown	20,125	7,649	(17,636)	-	108,122
Jason R. Belcher	5,295	2,418	15,698	-	68,197

(1)

The amounts reported under “Executive Contributions” are included in each named executive officer’s amount under the “Salary” column in the “2020 Summary Compensation Table.” The amounts reported under “Corporation Contributions” are included in each named executive officer’s amount under the “2020 All Other Compensation” column in the “2020 Summary Compensation Table.” The Corporation contributions reflected in the above table are reflective of amounts deferred by the executives in the prior plan year, but matched by the Corporation in the subsequent year.

(2)	The amounts reported under “Aggregate Earnings” are not included in each named executive officer’s amount under the “Salary” column in the “2020 Summary Compensation Table.”

Potential Payments upon Termination

The information below describes the compensation that would become payable under existing plans and agreements based on the named executive officer’s actual termination of employment coupled with the assumption that the named executive officer’s employment had terminated on December 31, 2020, given the named executive officer’s compensation, years of service and a presumed age of 62.

These benefits are in addition to benefits generally available to other non-executive officers, who are salaried employees, such as distributions under the KSOP and disability insurance benefits. The Corporation has estimated the amounts of compensation payable to each named executive officer under a variety of termination circumstances, including: early retirement, involuntary termination not for “Cause,” termination for “Cause,” termination following a change of control and death of the named executive officer.

Since a variety of factors might affect the nature and amount of any benefits payable upon the events discussed below, actual amounts may vary from what the Corporation has projected.

Regardless of the manner in which a named executive officer’s employment terminates, he or she may be entitled to receive amounts earned during their term of employment. Such amounts include:

•	option or stock award grants made pursuant to the 1999 Plan, 2004 Plan, or 2012 Plan that vest through the most recently completed fiscal year;
•	amounts contributed under the KSOP and the Corporation’s non-qualified deferred compensation plans;
•	amounts accrued and vested through the Corporation’s SERP payable as benefits for the life of the named executive officer beginning at age 62; and
•	cash surrender value of life insurance payable.

In the event of an involuntary termination without “Cause” or termination by a named executive officer for “Good Reason” other than a change in control, the Corporation shall pay the named executive officer severance in the form of continuing to pay their base salary for the balance of the existing term of the existing employment agreement. In addition, the Corporation shall maintain and continue to provide health, dental, accident and disability insurance and certain other executive benefit plans, programs and arrangements until the earlier of (i) the expiration of the remaining term; (ii) the named executive officer commences full-time employment with another employer or commences self-employment where earnings are expected to be, on an annualized basis, 75% or more of the base salary as of the date of termination; or (iii) the date on which the Corporation determines that the named executive officer has violated any one of several specified sections of the agreement. Additional details regarding these agreements are set forth in the discussion beginning on page 26. As required by said employment agreements, in the event of termination without “Cause,” termination due to Change in Control, or termination by a named executive officer for “Good Reason,” payment of any severance amounts due under the employment agreement is conditioned upon the execution of a separation agreement containing a valid waiver and release of any and all claims and a reaffirmation of the restrictions upon the executive contained in the employment agreement.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above:

•	for options granted under the 1999 Plan, he will retain vested options for up to five (5) years after normal retirement at age 62 or later and ninety (90) days after early retirement;
•	for options granted under the 2004 Plan, he will retain vested options for the remainder of the outstanding ten-year term;
•	for options granted under the 2012 Plan, he will retain vested options for the period of one year, or any statutorily required period; and
•	for restricted stock awards granted under the 2012 Plan, all restrictions on vested shares will be removed and unvested shares will be forfeited.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefit payments made upon termination or retirement, the named executive officer or their beneficiaries may receive benefits under the Corporation’s disability plan or executive life insurance plan, as appropriate, if enrolled. Currently, Mr. Stafford, II is the only named executive officer enrolled in a split dollar life insurance plan. If Mr. Stafford had died on December 31, 2020, his survivors would have received the projected amount of $100,000 from the proceeds of any individual split dollar life insurance policy. The premiums associated with this policy is included in the “2020 All Other Compensation and Benefits” table on page 29. The estimated amounts payable to the beneficiaries are derived by reflecting a deduction for repayment to the Corporation of the cash surrender value of the split dollar life insurance policies and distribution of eighty percent (80%) of the face value of any remaining insurance proceeds to the respective beneficiaries and twenty percent (20%) to the Corporation.

Payments Made Upon a Change of Control

As previously stated, the Corporation has entered into employment agreements with each of the named executive officers, which agreements include change of control provisions. Under these provisions and subject to certain requirements and restrictions, if within three (3) years after a change of control, a named executive officer is separated from service either because of (i) non-renewal of the agreement by the Corporation, (ii) termination by the Corporation without “Cause,” (iii) termination by the named executive officer for “Good Reason,” or (iv) termination by the named executive officer due to forced relocation, the named executive officer shall receive severance in the form of continued payment of their base salary and providing all other compensation benefits of a like kind and value as in effect at the time of the change of control, or on the date of termination, whichever is greater, for a period of thirty-six (36) months. Additional information relating to the terms of said employment agreements, including the change of control provisions, are set forth in the discussion beginning on page 26.

Potential Incremental Payments Table

The following table shows the potential incremental value transfer to each named executive officer under various termination scenarios. The table was prepared as though each named executive officer’s employment was terminated on December 31, 2020, with proper prior notice if applicable.

		Accel-
		eration/
		Vesting of
		Options		Non-
		and		Qualified			Executive
	Salary &	Restricted		Deferred			Life
William P. Stafford, II	Benefits	Stock		Comp (4)	SERP		Ins (6)		Total
Early retirement	$-	$-		$722,084	$69,333	(5,8)	$31,620		$823,037
Retirement	-	134,996	(7)	722,084	80,000	(2,5)	31,620		968,700
Termination for "Cause"	-	-		722,084	-		31,620		753,704
Termination without "Cause"	856,570	-		722,084	80,000	(1,5)	31,620		1,690,274
Change in control termination	1,260,000	134,996		722,084	640,299	(4)	31,620		2,788,999
Disability	1,332,312	134,996		722,084	80,000	(1,5)	31,620		2,301,012
Death (3)	-	134,996		722,084	80,000	(1,5)	900,000	(4)	1,837,080

Gary R. Mills
Early retirement	-	-		529,214	69,333	(5,8)	31,644		630,191
Retirement	-	182,265	(7)	529,214	80,000	(2,5)	31,644		823,123
Termination for "Cause"	-	-		529,214	-		31,644		560,858
Termination without "Cause"	1,150,570	-		529,214	57,432	(1,5)	31,644		1,768,860
Change in control termination	1,701,000	182,265		529,214	353,817	(4)	31,644		2,797,940
Disability	2,014,889	182,265		529,214	57,432	(1,5)	31,644		2,815,444
Death (3)	-	182,265		529,214	57,432	(1,5)	1,200,000	(4)	1,968,911

David D. Brown
Early retirement	-	-		108,122	69,333	(5,8)	9,260		186,715
Retirement	-	86,190	(7)	108,122	80,000	(2,5)	9,260		283,572
Termination for "Cause"	-	-		108,122	-		9,260		117,382
Termination without "Cause"	551,588	-		108,122	31,759	(1,5)	9,260		700,729
Change in control termination	802,527	86,190		108,122	105,254	(4)	9,260		1,111,353
Disability	2,956,703	86,190		108,122	31,759	(1,5)	9,260		3,192,034
Death (3)	-	86,190		108,122	31,759	(1,5)	625,000	(4)	851,071

Jason R. Belcher
Early retirement	-	-		68,197	69,333	(5,8)	70		137,600
Retirement	-	72,056	(7)	68,197	80,000	(2,5)	70		220,323
Termination for "Cause"	-	-		68,197	-		70		68,267
Termination without "Cause"	546,566	-		68,197	15,542	(1,5)	70		630,375
Change in control termination	794,994	72,056		68,197	14,119	(4)	70		949,436
Disability	3,299,035	72,056		68,197	15,542	(1,5)	70		3,454,900
Death (3)	-	72,056		68,197	15,542	(1,5)	463,000	(4)	618,795

Sarah W. Harmon
Early retirement	-	-		-	-		-		-
Retirement	-	49,468	(7)	-	-		-		49,468
Termination for "Cause"	-	-		-	-		-		-
Termination without "Cause"	386,570	-		-	-		-		386,570
Change in control termination	555,000	49,468		-	-		-		604,468
Disability	3,139,126	49,468		-	-		-		3,188,594
Death (3)	-	49,468		-	-		-		49,468

(1)	Annual payment deferred to age 60.
(2)	Annual payment; presumed to be age 62 on December 31, 2020.
(3)	Payment to beneficiary upon death of named executive officer.
(4)	Presumes lump sum payout.
(5)

Represents an annuity payable over the life of the named executive officer at a reduced amount beginning at age 60, a larger amount beginning at age 62 or for ten (10) years certain to a named beneficiary in the event of death.

(6)	Other than the life insurance proceeds payable upon death, presumed at December 31, 2020.
(7)	Presumed to be age 65 and have at least five (5) years of service on December 31, 2020.
(8)	Presumed to be age 60 and have at least twenty (20) years of service on December 31, 2020.

DIRECTOR COMPENSATION

2020 Non-Management Directors’ Compensation

The compensation and benefit package for non-management directors is intended to fairly compensate directors for work required for the Corporation and to align the directors’ interests with the long-term interests of shareholders. The compensation package for the directors is simple, direct, and easy to understand from a shareholder perspective. As shown on the table on page 38, non-management directors’ compensation includes the following:

Base Compensation. During each quarter of 2020, each non-employee member of the Board of Directors received a retainer fee of $4,002 in cash and $1,334 in stock. No additional fee is paid to Directors of the Corporation who also serve on the board of a subsidiary, although fees may be paid for service on certain committees of subsidiaries. ACER Committee members received a cash retainer fee of $2,541 per quarter, with the Chairman receiving an additional $3,176 per quarter and the Financial Expert receiving an additional $1,652 per quarter. Members of the GNC receive a cash retainer fee of $635 per year. Members of the CRC receive a cash retainer fee of $1,271 per year, with the Chairman receiving an additional $1,271 per year. Non-management directors are reimbursed for travel or other expenses incurred for attendance at Board, subsidiary board, and committee meetings or other required travel for the benefit of the Corporation.

Deferral of Cash Compensation. Directors are permitted on an annual basis, prior to the beginning of each calendar year, to defer Board and committee cash fees to a non-qualified deferred compensation plan established solely for that purpose. Each director electing to defer fees is responsible for the investment of such deferrals, and the Corporation does not provide either a preferential investment or interest rate for such deferred compensation. Each director who has deferred any such compensation has the ability to access such deferred compensation upon retirement from active Board service.

Incentive Compensation. For each Director of the Corporation and its banking subsidiary, the CRC may award incentive compensation based upon the previous year’s performance. As discussed in detail in the Compensation Discussion and Analysis, in December 2015, the CRC adopted an executive and board incentive compensation methodology which provides suggested amounts of annual incentive compensation for Directors in the form of restricted Corporation stock. Amounts paid to Directors under this methodology are paid in the form of cash bonuses (25%) and Corporation stock (75%). Amounts paid under this methodology are detailed in the “Director Compensation Table.” As with incentive compensation paid to executives, it is important to note that this methodology provides only a suggested incentive compensation amount based on general guidelines that the CRC may consider in its decision-making process. Sole discretion as to the terms and conditions of any award, including to pay or not pay incentive compensation and in what amounts, remains with the Board, acting directly or through the CRC. The CRC continues to oversee all aspects of the design, payment, and administration of incentive compensation. The CRC will not grant any incentive compensation in any year in which the Corporation’s minimum three (3)-year rolling ROAE is below 8.5% or such other minimum ROAE as determined by the CRC from time to time considering economic conditions, operating results, and adjustments to the Corporation’s strategic plan goals. Further, the Corporation’s Board of Directors retains authority to review and approve or disapprove all CRC action. The ultimate goal of the CRC and the Board in granting incentive compensation remains to align the interests of participants with that of shareholders and encourage long-term strategic thinking and performance while at the same time discouraging imprudent, unreasonable or excessive risk taking.

Long-Term Equity Compensation. Like the Corporation’s named executive officers, the directors receive long-term equity compensation. In 2020, consistent with the compensation methodology developed in 2015, the directors were awarded long-term incentive equity compensation in the form of restricted shares, which will vest over a period of three (3) years beginning on or about March 31, 2021 and remain under such restriction, including restrictions on sale or transfer by the director, for a period of five (5) years after vesting. All grants of restricted shares to directors in 2020 were made under the 2012 Plan.

Directors’ Supplemental Retirement Plan. The Corporation established a directors’ supplemental retirement plan (“Directors’ SERP”) for its non-management directors in 2001 which was later amended to remain compliant with Internal Revenue Code Section 409A and to provide for certain changes in the benefit formula and various other provisions. The Directors’ SERP amendment substitutes a defined benefit in lieu of the previous indexed benefit. The amended Directors’ SERP provides for an annual retirement benefit of one hundred percent (100%) of the director’s highest consecutive three (3) years’ average compensation. Benefits are payable at the later of (i) the age of 70 or (ii) separation from service to the Corporation, and continue for ten (10) years.

The Directors’ SERP also contains provisions addressing a change of control, as defined in the Plan, which allow the directors to retain benefits under the Directors’ SERP in the event of a termination of service, other than for “Cause,” during the twelve (12) months prior to a change in control or anytime thereafter, unless the director voluntarily terminates their service within ninety (90) days following the change in control.

The Corporation has also entered into life insurance endorsement method split dollar agreements with certain directors covered under the Directors’ SERP. Under the agreements, the Corporation shares eighty percent (80%) of death benefits (after the Corporation’s recovery of cash surrender value) with the designated beneficiaries of the directors under life insurance contracts referenced in the Directors’ SERP.

Insurance. The Corporation provides Directors’ Liability insurance for its directors and indemnification is provided for in the Corporation’s Bylaws.

Director Compensation Table

The following table summarizes non-management director compensation, including compensation for director services at the bank subsidiary for 2020.

					Change in
					Pension Value
					and
	Fees				Non-qualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash (1)	Awards (2)	Awards	Compensation	Earnings (3)	Compensation	Total

C. William Davis	$50,727	$52,685	$-	$-	$114,785	$-	$218,197
Samuel L. Elmore	57,691	54,888	-	-	102,753	-	215,332
Richard S. Johnson	50,128	53,932	-	-	91,552	-	195,612
M. Adam Sarver	51,050	50,981	-	-	-	-	102,031

(1)	The value represents board fees, committee fees, and cash bonuses.
(2)

The value represents the grant date fair value of stock awarded as fees, stock granted as a portion of incentive compensation, and unvested, restricted stock granted on March 13, 2020 as long-term equity compensation.

(3)	The amounts reported represent the difference between the present value of accrued benefits of the director's SERP at the end of 2020 and 2019.

PAY RATIO DISCLOSURE

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd - Frank Act”), the Securities and Exchange Commission (“SEC”) adopted a rule requiring annual disclosure of the ratio of the total annual compensation of the principal executive officer (“PEO”) of the Corporation to the median annual total compensation of all other employees of the Corporation (the “MATC”). The Corporation’s PEO is Mr. Stafford. During calendar year 2020, Mr. Stafford received total compensation of $867,481, as reflected in the Summary Compensation Table on page 28. During calendar year 2020, the MATC was $36,810.31. Accordingly, the aforesaid ratio for the Corporation for fiscal year 2020 is 23.6 to 1.

The MATC used in the calculation above, was determined from a list of 635 persons, constituting all persons (excluding the PEO) employed by the Corporation as of December 31, 2020. Determination of the median employee was based on wages actually earned in 2020 plus the following additional 2020 compensation components, where applicable: paid time off; overtime pay; incentive compensation; and commissions. The gross amounts were adjusted for locality differentials where applicable. After identifying the median employee, the MATC was calculated using the same methodology employed for named executive officers, including the PEO, in the Summary Compensation Table.

OWNERSHIP AND RELATED PERSON TRANSACTIONS

Information on Stock Ownership

The following table includes the stock-based holdings at December 31, 2020, of significant shareholders having beneficial ownership greater than five percent (5%), directors, executive officers, and directors and executive officers as a group.

		Amount and
		Nature
	Name and Address of Beneficial	of Beneficial	Percent of
Title of	Owner or Number of	Ownership as of	Common
Class	Persons in Group	December 31, 2020	Stock

Common	BlackRock (2)	1,583,564	8.94%
	55 East 52nd Street, New York, NY 10055

Common	Richard G. Preservati (1)	1,500,775	8.47%
	P.O. Box 1003, Princeton, WV 24740

Common	Dimensional Fund Advisors, LP (3)	1,083,028	6.11%
	Building One, 6300 Bee Cave Road, Austin, TX 78746

	The Corporation's Directors and Named Executive Officers:
Common	Jason R. Belcher (4)	13,512	*
Common	David D. Brown (5)	22,291	*
Common	C. William Davis (6)	19,123	*
Common	Samuel L. Elmore (7)	13,954	*
Common	Sarah W. Harmon (8)	5,337	*
Common	Richard S. Johnson (9)	46,191	*
Common	Gary R. Mills (10)	54,002	*
Common	M. Adam Sarver (11)	153,198	*
Common	William P. Stafford, II (12)	202,281	1.14%

	All Directors and Executive Officers as a Group	529,889	2.99%

*	Represents less than one percent (1%) of the outstanding shares.

(1)	Number of shares are as of Form 13G filing with SEC as of March 6, 2015.
(2)	Number of shares are as of Form 13G filing with SEC as of December 31, 2020.
(3)	Number of shares are as of Form 13G filing with SEC as of December 31, 2020.
(4)	Includes 2,905 shares allocated to Mr. Belcher’s KSOP account.
(5)	Includes 2,834 shares allocated to Mr. Brown’s KSOP account.
(6)	Includes 4,907 shares issuable upon exercise of currently exercisable options granted under the 2004 Plan.
(7)	Includes 4,907 shares issuable upon exercise of currently exercisable options granted under the 2004 Plan.
(8)	Includes 440 shares allocated to Ms. Harmon’s KSOP account and 2,593 shares issuable upon exercise of currently exercisable options granted under the 2012 Plan.
(9)

Includes 24,550 shares held jointly by Mr. Johnson and his wife and 9,785 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan. 26,600 of the shares listed have been pledged as security by Mr. Johnson.

(10)

Includes 6,339 shares allocated to Mr. Mills’ KSOP account, 12,356 shares held jointly by Mr. Mills and his wife, and 3,890 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan. 1,500 of the shares listed have been pledged directly as security by Mr. Mills.

(11)

Includes 872 shares held by Mr. Sarver’s wife, 2,000 shares held in a custodian account for his daughters, and a fifty percent (50%) ownership of Longview Properties, LLC. 15,416 of the shares listed have been pledged as security by Mr. Sarver.

(12)	Includes 1,037 shares allocated to Mr. Stafford’s KSOP account and 9,785 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan.

Related Person/Party Transactions

Review and Approval of Related Person/Party Transactions. The Corporation reviews relationships and transactions in which the Corporation and its directors, executive officers, their immediate family members, or their related entities participate. The Corporation has developed and implemented processes and controls to obtain such information and determine whether a related person or party has a direct or indirect material interest in a transaction that requires approval of such transaction by the GNC and/or disclosure of such transaction in the annual proxy statement. Procedures used for reviewing and assessing this process are documented in writing.

Part of this process includes all directors of the Corporation and its banking subsidiary and all executive officers to respond annually to a related party worksheet and each director and named executive officer responding annually to a proxy statement questionnaire. When it is determined that a transaction with a related person or party may have occurred, or when the Corporation desires to enter into a transaction with a related person or party, the transaction is scrutinized to determine whether such transaction truly rises to the level of a “Related Party Transaction” as defined by the SEC rules. Potential Related Party Transactions are examined by the GNC, which may approve or ratify the transaction, and, as necessary, in consultation with counsel having specific expertise in SEC matters. If a Related Party Transaction has occurred, it is disclosed in the annual proxy statement pursuant to the SEC rules.

Further, all significant transactions with related persons or parties, regardless of whether they rise to the level of a Related Party Transaction, are reviewed on a quarterly basis by the GNC.

Description of Related Person Transactions. As expected, the Corporation’s subsidiary bank has consistently and from time to time accepted deposits from and made loans to related persons and parties. All such loans and deposits were made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-related persons or parties; and (iii) did not involve more risk of collectability than comparable transactions with other non-related persons or parties. All loans made to directors and executive officers are in compliance with federal banking regulations and thereby exempt from insider loan prohibitions as set forth in the Sarbanes-Oxley Act of 2002.

During 2020, the Corporation entered into no Related Party Transactions in excess of $120,000 or which would otherwise meet the threshold for disclosure in this proxy statement under the relevant SEC rules.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act and applicable SEC regulations require the Corporation’s directors, executive officers, and persons who beneficially own more than ten percent (10%) of Common Stock of the Corporation to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC. As a practical matter, the Corporation assists all directors and executive officers by monitoring, completing, and filing Section 16 reports on their behalf. Based solely upon the review of Forms 3, 4 and 5, and amendments thereto filed in accordance with the instructions and information provided to the Corporation by its officers and directors, the Corporation believes that all Section 16(a) filings required to be filed by its directors, executive officers and persons who beneficially own more than ten percent (10%) of the Common Stock were properly and timely completed during fiscal year 2020.

REPORT OF THE ACER COMMITTEE

The ACER Committee reviews the Corporation’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing financial statements and for public reporting processes. Dixon Hughes Goodman LLP (“Dixon Hughes”), the Corporation’s independent registered public accounting firm for 2020, is responsible for expressing opinions on the conformity of the Corporation’s financial statements with generally accepted accounting principles and on the Corporation’s internal control over financial reporting.

In this context, the ACER Committee has reviewed and discussed with management and Dixon Hughes the audited financial statements for the year ended December 31, 2020, and Dixon Hughes’ evaluation of the Corporation’s internal control over financial reporting as of that date. The ACER Committee regularly communicates with Dixon Hughes regarding the matters that are required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301 Communications with Audit Committees, as well as other relevant standards. Dixon Hughes has provided to the ACER Committee the written disclosures and accompanying letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the ACER Committee concerning independence, and the ACER Committee has discussed with Dixon Hughes that firm’s independence. The ACER Committee has concluded that Dixon Hughes’ provision of audit and non-audit services to the Corporation and its affiliates is compatible with Dixon Hughes’ independence.

Based on the review and discussions referred to above, the ACER Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements for the year ended December 31, 2020, be included in the Annual Report on Form 10-K for 2020 for filing with the SEC.

This report is provided by the following independent directors, who comprise the ACER Committee:

C. William Davis (Chairman)

Samuel L. Elmore

M. Adam Sarver

Richard S. Johnson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The ACER Committee of the Board of Directors annually considers the selection of the Corporation’s independent registered public accounting firm.  From time to time, this consideration is supported by competitive bids solicited from several reputable firms, which allows the ACER Committee to rigorously evaluate the qualifications and relevant experience of each firm and to ensure the fair pricing of services provided.  This competitive bidding process was last undertaken in 2015.

Based on past experience as well as the results of the 2015 bid process, the ACER Committee reappointed Dixon Hughes as the independent registered public accounting firm to audit the Corporation’s financial statements for the fiscal year ended December 31, 2020. In making this appointment, the ACER Committee considered whether the audit and non-audit services Dixon Hughes provided are compatible with maintaining the independence of the Corporation’s outside auditors.

The ACER Committee has adopted a policy that sets forth the manner in which the ACER Committee will review and approve all services to be provided by Dixon Hughes. The ACER Committee pre-approves all audit and permitted non-audit services to be performed for the Corporation by its independent public accountants. The chairman of the ACER Committee may represent the entire committee for the purposes of pre-approving permitted non-audit services. The ACER Committee does not consider the provision of the permitted non-audit services to be incompatible with maintaining the independent public accountant’s independence.

The aggregate fees paid to Dixon Hughes in 2019 and 2020 for these services were:

	2019	2020

Audit fees	$455,706	$378,367
Audit related fees	27,879	27,100
All other fees	-	-
Tax fees	76,000	110,390

In the above table, in accordance with SEC rules, “Audit fees” are fees paid by the Corporation to Dixon Hughes for audit of the Corporation’s financial statements included in the Annual Report on Form 10-K, for review of financial statements included in the Quarterly Reports on Form 10-Q, for audit of the Corporation’s internal controls over financial reporting, and for services typically provided by the auditor in connection with statutory and regulatory filings. “Audit related fees,” which amount was preapproved by the ACER Committee, include audits of two of the Corporation’s employee benefit plans. “Tax fees” which were preapproved by the Audit Committee, include fees paid for the completion of the Corporation’s 2019 and 2020 federal and state income tax returns, 2019 and 2020 quarterly tax estimates, and miscellaneous tax research required for the completion of these services.

The ACER Committee prohibits the hiring of any Dixon Hughes partner, director, manager, staff person, advising member of the department of professional practice, reviewing partner, reviewing tax professional or any other person having responsibility for providing audit assurance on any aspect of Dixon Hughes’ certification of the Corporation’s financial statements. The ACER Committee also requires Dixon Hughes to rotate its key partners assigned to the Corporation’s audit at least every five (5) years.

PROPOSAL 3: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the Corporation’s shareholders, the ACER Committee has selected Dixon Hughes as the independent registered public accounting firm to perform the audit of the consolidated financial statements of the Corporation and its subsidiaries, as well as the Corporation’s internal control over financial reporting, for the fiscal year ending December 31, 2021.  Dixon Hughes has audited the financial statements of the Corporation and its subsidiaries since 2006.  Dixon Hughes is an independent registered public accounting firm.

Representatives of Dixon Hughes will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so.  Such representatives of the firm will be available to respond to appropriate shareholder inquiries at the Annual Meeting.

The Corporation is asking shareholders to ratify the selection of Dixon Hughes Goodman, LLP as its independent registered public accounting firm for the year ending December 31, 2021. Although ratification is not required by the Corporation’s bylaws or otherwise, the Board is submitting the selection of Dixon Hughes to shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the ACER Committee will consider selecting another registered public accounting firm. If the shareholders ratify the ACER Committee’s selection, the ACER Committee may still select a different registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Corporation and shareholders.

The board of directors unanimously recommends a vote FOR the ratification of Dixon Hughes Goodman LLP as the corporation’s independent registered public accounting firm for the year ending December 31, 2021.

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING BOARD DIVERSITY

The Corporation has been advised that the New York Common Retirement Fund, 110 State Street, Albany, NY 12236, intends to submit the following proposal at the Annual Meeting. The New York Common Retirement Fund appears to meet the minimum requirements of SEC Rule 14a-8 to require the Corporation to submit the proposal to shareholders. Specifically, as of November 16, 2020 the date the proposal was submitted, the New York Common Retirement Fund owned at least $2,000 in market value of the Corporation’s securities entitled to be voted on the proposal at the 2021 Annual Meeting for at least one year prior thereto.

RESOLVED: Shareholders request that the Board of Directors prepare a report by February 2022, at reasonable expense and omitting proprietary information, on if and how the Company is taking steps to enhance broader diversity. In its discretion, the Board could consider:

●	Embedding a commitment to diversity inclusive of sex, race, ethnicity, age, gender identity, gender expression, and sexual orientation in Nominating and Corporate Governance charters;
●	Committing publicly to include women and people of color in each candidate pool from which director nominees are chosen; and
●	Disclosing in proxy statements the number of women and people of color nominated for or sitting on the Board.

In support of its proposal, the New York Common Retirement Fund has provided the following Supporting Statement:

WHEREAS: First Community Bankshares, Inc. has one women [sic] on its Board of Directors. Numerous studies have linked increased diversity to superior firm performance. Last year an article, co-authored by a Federal Reserve Board Economist Judit Temesvary, found “that banks with more gender diversity on their board perform better once the composition of these boards reaches a critical level of gender diversity…” The article also found “some evidence suggesting that increasing gender diversity…is associated with fewer regulatory enforcement actions.”

Numerous institutional investors believe that diversity on boards is an indicator of good corporate governance. Public pension plans from Massachusetts, New York, and Rhode Island have adopted proxy voting policies with minimum board diversity thresholds, resulting in votes against thousands of directors cumulatively. Proxy Insight, a leading source on global voting practices, reported that 60% of U.S. institutional investor proxy voting policy changes in 2018 related to board diversity. For example, BlackRock, the world’s largest asset manager, published updated responsible investment guidelines stating, “we would normally expect to see at least two women directors on every board.”

Legislation mandating board diversity has arrived in the U.S. California has enacted two pieces of legislation that mandate diversity on board of companies with principal executive offices in that state. Other states may follow suit.

Corporate leaders recognize the strong business case for broader board diversity. The Guiding Principles of Corporate Governance of the Business Roundtable, state: “Diverse backgrounds and experiences on corporate boards, including those of directors who represent the broad range of society, strengthen board performance and promote the creation of long-term shareholder value. Boards should develop a framework for identifying appropriately diverse candidates that allows the nominating/corporate governance committee to consider women, minorities and others with diverse backgrounds as candidates for each open board seat.” Benefits associated with board diversity include a larger candidate pool from which to pick top talent, better understanding of consumer preferences, a stronger mix of leadership skills, and improved risk management.

First Community is deeply committed to the principles of diversity, inclusion and non-discrimination which we believe are not only compatible with, but also reinforce, shareholder value and bank safety and soundness. These principles are engrained in our corporate culture and the actions we take every day rather than the specific requirements contained in the Resolution.  The views of our customer base, our shareholders and the communities we serve vary greatly as to the manner in which these types of policies should be expressed and implemented.  By taking a position on some of the issues imbedded in the proposed Resolution and/or the Supporting Statement, the Corporation risks offending one group or another to the potentially significant financial detriment of the Corporation. Therefore, we take no position on the proponent’s Resolution.

THE BOARD OF DIRECTORS TAKES NO POSITION ON PROPOSAL 4.

ADDITIONAL INFORMATION

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, shareholder proposals, submitted in accordance with SEC’s Rule 14a-8, must be received at the Corporation’s principal executive office by November 14, 2021. Proposals must be addressed to Secretary, First Community Bankshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Other Shareholder Proposals and Shareholder Nominations for Directors for Presentation at Next Year’s Annual Meeting

The Corporation’s amended and restated bylaws require that any shareholder proposal that is not submitted for inclusion in the next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2021 Annual Meeting, and any shareholder nominations for directors, must be received at the Corporation’s principal executive office not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the 2020 Annual Meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of the bylaws, must be received no sooner than January 28, 2021, and no later than February 27, 2021. Proposals must be addressed to Secretary, First Community Bankshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989, and include the information set forth in the bylaws, which are posted on the Corporation’s website. Shareholder nominations for directors may be made only if such nominations are made in accordance with the procedures set forth in Section 2.3 of the Corporation’s amended and restated bylaws. SEC rules permit management to vote proxies in management’s discretion in certain cases if the shareholder does not comply with this deadline, and in certain other cases regardless of the shareholder’s compliance with this deadline. Other than proposals properly omitted from this proxy statement pursuant to SEC rules and other matters discussed in this proxy statement, the Board of Directors has not received timely notice of any other matter that may come before the Annual Meeting.

Solicitation of Proxies

Proxies may be solicited on behalf of the Board of Directors by mail, telephone, other electronic means, or in person. Copies of proxy materials and the 2020 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from the beneficial owners, and the Corporation will reimburse such record holders for their reasonable expenses.

Shareholder Requests for Copies of 2020 Annual Report and Proxy Materials

Upon written request, the Corporation will provide, without charge, to shareholders of record and beneficial owners as of close of business on March 2, 2021, a copy of this proxy statement and the 2020 Annual Report. Any written request for a copy of this proxy statement and/or the 2020 Annual Report must be mailed to Secretary, First Community Bankshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Delivery of Documents to Shareholders Sharing Same Address (Householding)

To reduce the expenses of delivering duplicate proxy materials to its shareholders, the Corporation may deliver only one proxy statement and Annual Report to multiple shareholders who share an address unless the Corporation receives contrary instructions from any shareholders at that address. If you are the beneficial owner, but not the record holder, of shares of the Corporation’s stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and 2020 Annual Report to multiple shareholders at the same address, unless that nominee has received contrary instructions from one or more of the shareholders. The Corporation will deliver, upon request, a separate copy of this proxy statement and 2020 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder desiring to receive a separate copy of the proxy statement and Annual Report, now or in the future, should submit this request to Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Also, shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish instead to receive a single copy of such materials in the future will need to, in the case of beneficial owners, contact their broker, bank or other nominee or, in the case of record owners, contact Broadridge (using the above contact information) to request that only a single copy of each document be mailed to all shareholders at the same address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2020 Annual Report may be viewed online at www.firstcommunitybank.com under Investor Relations. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote on the Internet or by telephone. If you choose electronic access, you will receive a proxy form in mid to late March providing the website address for access. Your choice will remain in effect until you notify the Corporation by mail that you wish to resume delivery of paper copies of annual reports and proxies by mail. If your stock is held for you by a bank, broker or another holder of record, please refer to the information provided by that entity holding the stock on your behalf for instructions on how to elect the paper option.

First Community Bankshares, Inc.

FIRST COMMUNITY BANKSHARES, INC.
P.O. BOX 989
BLUEFIELD, VA 24605-0989

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 26, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 22, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FCBC2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 26, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 22, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D39107-P50064

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

FIRST COMMUNITY BANKSHARES, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2, and 3:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below:

____

Nominees, Class of 2024

01) C. William Davis
02) Harriet B. Price
03) William P. Stafford, II

	For	Against	Abstain
2. To approve, on a non binding advisory basis, the Corporation's executive compensation program for fiscal year 2020.	☐	☐	☐
3. The ratification of Dixon Hughes Goodman LLP as independent registered public accountants.	☐	☐	☐

The Board of Directors does not have a recommendion for voting on the following stockholder Proposal 4:

	For	Against	Abstain
4. A stockholder proposal regarding board diversity.	☐	☐	☐

NOTE: The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3, and ABSTAIN for Proposal 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on April 27, 2021:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D39108-P50064

FIRST COMMUNITY BANKSHARES, INC.
This revocable proxy is solicited on behalf of the Board of Directors
Annual Meeting of Stockholders
April 27, 2021
2:00 p.m., Eastern Daylight Time

The undersigned appoints Samuel G. Hill and Crystal R. Cline, or either of them, proxies to vote all shares of common stock ("Common Stock") of First Community Bankshares, Inc. (the "Corporation") which the undersigned is entitled to vote at the annual meeting (the "Annual Meeting") of stockholders of the Corporation, to be held on April 27, 2021 at 2:00 p.m., Eastern Daylight Time, at www.virtualshareholdermeeting.com/FCBC2021, or at any adjournment thereof, on the matters as set forth in the proxy statement for the Annual Meeting and on all matters properly presented at the Annual Meeting.

This instruction and proxy card is also solicited by the Board of Directors of the Corporation for persons who participate in the First Community Bankshares, Inc. Employee Stock Ownership and Savings Plan ("Plan"). By signing this instruction and proxy card, or by phone or Internet, the undersigned hereby instructs First Community Bank, the trustee of the Plan, to exercise the voting rights relating to any shares of Common Stock allocable to his or her account(s) as of the close of business on March 2, 2021.

The trustee will tabulate the votes received from all Plan participants by April 26, 2021, and shall vote the shares of Common Stock as directed. **In the event any participant in the Plan does not provide voting directions, the trustee of the Plan shall vote the participant's shares of Common Stock as the trustee, in its sole discretion, shall deem appropriate.**

Proxies will be voted as directed. In the absence of specific direction, signed proxies will be voted in accordance with the recommendations of the Board of Directors of the Corporation and in the discretion of the proxy holders upon such other matters as may properly come before the Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE